UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PMC-Sierra, Inc.

(Name of Registrant as Specified In Its Charter)

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PMC-SIERRA, INC.

1380 Bordeaux Drive

Sunnyvale, California 94089

(408) 239-8000

Notice of Annual Meeting of Stockholders

DATE AND TIME	May 1, 2013 at 9:00 a.m.
PLACE	PMC-Sierra, Inc. 1380 Bordeaux Drive Sunnyvale, California 94089
ITEMS OF BUSINESS

(1)    To elect eight directors to serve until the 2014 Annual Meeting of Stockholders of PMC-Sierra, Inc. (“PMC” or the “Company”) or until their successors are duly elected and qualified. The nominees for the Board of Directors are Richard E. Belluzzo, James V. Diller, Sr., Michael R. Farese, Jonathan J. Judge, Michael A. Klayko, William H. Kurtz, Gregory S. Lang, and Richard N. Nottenburg;

(2) To ratify the appointment of Deloitte LLP as PMC’s independent auditors;
(3) An advisory vote on the compensation of our named executive officers as described in the proxy statement;
(4) To consider such other business as may properly come before the 2013 Annual Meeting of Stockholders (the “Annual Meeting”).
RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on March 6, 2013.
ANNUAL MEETING ADMISSION	All PMC stockholders are cordially invited to attend the Annual Meeting in person. The Annual Meeting will begin promptly at 9:00 a.m.
VOTING BY PROXY	Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote in person, by mailing a completed proxy card, by telephone or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail, unless specifically requested. For specific voting instructions, please refer to the instructions provided with your proxy card or the voting instructions you receive in the notice of Internet availability of proxy materials or by e-mail, and in this proxy statement.

Vice President, General Counsel, Corporate Secretary

This proxy statement and form of proxy are being distributed and made available on or about March 15, 2013.

PMC-SIERRA, INC.

1380 Bordeaux Drive

Sunnyvale, California 94089

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Notice of Internet availability of this proxy statement, the accompanying proxy card or the voting instructions you received by e-mail and the Annual Report to Stockholders of PMC-Sierra, Inc. (“PMC”, the “Company” “us” or “we”) are being provided to you on or about March 15, 2013. The Board of Directors (the “Board”) of PMC is soliciting your proxy to vote your shares at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. This proxy statement provides you with information on these matters to assist you in voting your shares.

Questions and Answers About the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:

PMC’s Board is making these proxy materials available to you over the Internet or providing paper copies of these proxy materials to you by mail in connection with PMC’s Annual Meeting, which will take place on May 1, 2013. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. If you received a paper copy of these materials by mail, PMC’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, a proxy card and a return envelope are also enclosed.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are continuing to furnish proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of mailing a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice.

Q:	Why didn’t I receive a notice in the mail regarding the Internet availability of the proxy materials?

A:	Paper copies of the proxy materials are being mailed to those stockholders who have previously requested to receive paper copies or who are living outside of the United States.

We are providing notice of Internet availability of the proxy materials by e-mail to those stockholders who have previously elected electronic delivery of the proxy materials. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

Q:	How can I access the proxy materials over the Internet?

A:	Your notice regarding Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Q:	How may I obtain a paper copy of the proxy materials?

A:

Stockholders receiving notice of Internet availability of the proxy materials, whether in paper or by e-mail, will find instructions about how to obtain a paper copy of the proxy materials as part of that notice. Stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of directors;

•	the ratification of the appointment of Deloitte LLP as PMC’s independent auditors; and

•	the approval, in a non-binding vote, of the compensation of our named executive officers as described in this proxy statement.

Q:	What is the Board’s voting recommendation?

A:

PMC’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of Deloitte LLP as PMC’s independent auditors, and “FOR” the approval of our executive compensation as described herein (the “Say-on-Pay Vote”).

Q:	Which of my shares can be voted?

A:

You can vote all shares you owned as of the close of business on March 6, 2013 (the “Record Date”). These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most stockholders of PMC hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially. If you hold your shares as a beneficial owner, it is critical that you cast your vote if you want it to count. In the past, if you held your shares as a beneficial owner and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote your shares on your behalf in the election of directors as they felt appropriate. However, your stockbroker, bank or other nominee may no longer vote your shares in non-routine matters, including the election of directors, unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

Shares Directly Held—Stockholder of Record

If your shares are registered directly in your name with PMC’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to PMC or to vote in person at the Annual Meeting.

Shares Indirectly Held—Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. We urge you to direct your broker on how to vote your shares. Beneficial owners may attend the Annual Meeting but may not vote in person unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares in person at the Annual Meeting. Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. If you did not receive a voting instruction card, please contact the institution holding your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, ballots will be available at the meeting. Please bring proof of identification.

Even if you plan to attend the Annual Meeting, PMC recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to or are otherwise unable to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

You may vote your shares by granting a proxy for those shares you hold directly as the stockholder of record by returning the enclosed proxy card or following the instructions provided or, for shares held in street name, by submitting voting instructions to your broker or nominee using the voting instruction card provided by your broker or nominee. You may also vote by telephone or over the Internet by following either the instructions included on your proxy card or the voting instructions you receive by e-mail or in the notice of Internet availability of proxy materials. If you received a paper copy of these proxy materials and you choose to vote by telephone or over the Internet, do not complete and mail your proxy card.

Q:	Can I change my vote?

A:

You may change your proxy instructions at any time prior to the closing of the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold in street name, you may accomplish this by submitting new voting instructions to your broker or nominee before the deadline noted on the voting instruction card you received.

Q:	How are votes counted?

A:

Votes will be counted by the Inspector of Elections, who will separately count “FOR” and “AGAINST” votes and abstentions with respect to the election of directors and, with respect to any proposals other than the election of directors, “FOR” and “AGAINST” votes, abstentions and broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares because the matter is not considered a routine matter. For all proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it will have no effect on the outcome of the election of directors, but for all other proposals it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Your bank or broker is not permitted to vote your uninstructed shares on a discretionary basis on non-routine matters which include the following Proposals in this proxy statement: the election of directors (Proposal No. 1); and the approval of the non-binding Say-on-Pay Vote (Proposal No. 3). Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote in non-routine matters, no votes will be cast on your behalf on these proposals. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Deloitte LLP as PMC’s independent auditors (Proposal No. 2). Please ensure that you complete the voting instruction card sent by your bank or broker.

Q:	What is the voting requirement to approve each of the proposals?

A:

Under our bylaws, directors must be elected by a majority of votes cast in uncontested elections. Therefore, each nominee for director receiving more votes “FOR” than votes “AGAINST” shall be elected as a director. Shares not present and shares that “ABSTAIN” will have no effect on the election of directors. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in “What is the quorum requirement for the Annual Meeting?” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote with respect to a proposal on which the broker has expressly not voted.

Q:	What does it mean if I receive more than one notice or e-mail about Internet availability of the proxy materials or more than one paper copy of the proxy or voting instruction card?

A:

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive in the mail and vote over the Internet the shares represented for each notice or e-mail you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	PMC will announce preliminary voting results at the Annual Meeting and publish the final results in a Current Report on Form 8-K once they are certified following the Annual Meeting.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:

Other than the proposals described in this proxy statement, PMC does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gregory S. Lang and Alinka Flaminia, will have the discretion to vote your shares on additional matters properly presented for a vote at the Annual Meeting. Mr. Lang is PMC’s President and Chief Executive Officer and Ms. Flaminia is PMC’s Vice President, General Counsel and Corporate Secretary. If for any unforeseen reason any of PMC’s nominees is not available as a candidate for director, the person named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:

Each share of PMC’s common stock outstanding as of the close of business on the Record Date is entitled to one vote at the Annual Meeting. On the Record Date, PMC had approximately 203,209,819 shares of common stock issued and outstanding.

Q:	Is cumulative voting permitted for the election of directors?

A.	No. At our 2011 annual meeting, stockholders voted to amend PMC’s Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted as of the Record Date. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. None of the proposals, other than the ratification of the appointment of Deloitte LLP as PMC’s independent auditors, is considered a routine matter.

Q:	Who will count the vote?

A:	A representative of Alliance Advisors, LLC will be present at the Annual Meeting and will tabulate the votes and act as the Inspector of Elections.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within PMC or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. If a stockholder makes written comments on his or her proxy card, these will be forwarded to PMC’s management.

Q:	Another member of my household is also a PMC stockholder and we share the same address. Why did we only receive one copy of the proxy materials?

A:

In an effort to further reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to PMC-Sierra, Inc., 1380 Bordeaux Drive, Sunnyvale, California, 94089, Attn: Investor Relations; (2) send an e-mail to investor.relations@pmcs.com; or (3) call our Investor Relations department at 1-408-988-8276. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	Who bears the cost of soliciting votes for the Annual Meeting?

A:

PMC pays the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by PMC’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. PMC has retained the services of Alliance Advisors, LLC to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. The fee paid to Alliance Advisors, LLC for its solicitation services will not exceed $8,000. In addition, PMC may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals or nominate directors for consideration at future annual meetings of stockholders.

Any stockholder who wants to make a proposal that is to be included in PMC’s proxy statement for an annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must deliver written notice to PMC’s corporate secretary at our principal place of business at least 120 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2014 annual meeting, this date is November 15, 2013). If the date of next year’s annual meeting is more than thirty days after the one-year anniversary of this year’s Annual Meeting, then the deadline will be changed. In addition, under our bylaws, stockholder proposals to be considered at our 2014 annual meeting that are submitted outside of Rule 14a-8 under the Exchange Act, including director nominations, must be submitted not later than January 1, 2014 and not earlier than December 2, 2013; provided however, that if PMC’s 2014 annual meeting of stockholders is called for a date that is not within twenty-five days before or after the anniversary of the Annual Meeting, then to be considered timely, stockholder proposals and director nominations must be received by our corporate secretary at our principal executive offices not later than the close of business on the tenth day following the day on which notice of PMC’s 2014 annual meeting of stockholders was mailed or publicly disclosed, whichever occurs first. Any such notice must contain the information specified in PMC’s bylaws regarding the matters proposed to be brought before the annual meeting and the stockholder proposing such matters. All proposals will also need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in PMC-sponsored proxy materials.

The proxy solicited by our Board for the 2013 annual meeting of stockholders will confer discretionary authority to vote on (i) any nominee or proposal presented by a stockholder at the meeting for which PMC has not been properly provided with notice between December 2, 2013 and January 1, 2014, and (ii) any proposal made in accordance with our bylaw provisions, if the 2014 proxy statement briefly describes the nature of the matter and how management’s proxy holders intend to vote on it, provided that the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

The full text of the Company’s relevant bylaw provisions as in effect from time to time may be obtained by writing to PMC’s corporate secretary.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees of the Board named below. Each nominee has consented to his nomination, and PMC does not expect that any nominee will be unable to serve as a director. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until such director’s successor has been elected. The table below sets forth information about each nominee as of the Record Date.

Our bylaws provide for a majority voting standard for the election of directors in uncontested director elections, such as that being conducted at this Annual Meeting. Under this standard, a director nominee will be elected only if the number of votes cast “FOR” the nominee exceeds the number of votes cast “AGAINST” that nominee. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), the plurality vote standard would apply.

Recommendation

PMC’s Board of Directors recommends a vote FOR the nominees listed below:

Name of Nominee	Age	Principal Occupation	Director Since
Richard E. Belluzzo	59	Senior Strategic Advisor, Gores Group	2003
James V. Diller, Sr.	77	Vice Chairman of the Board, PMC; Interim President and Chief Executive Officer, Intersil Corporation	1983
Michael R. Farese, Ph.D.	66	Sr. Vice President, Global Engineering, Entropic Communications	2006
Jonathan J. Judge	59	Chairman of the Board, PMC	2004
Michael A. Klayko	58	Chief Executive Officer, MKA Capital	2011
William H. Kurtz	55	Chief Financial Officer & Chief Commercial Officer, Bloom Energy	2003
Gregory S. Lang	49	President and Chief Executive Officer, PMC	2008
Richard N. Nottenburg, Ph.D.	59	Investor and Business Consultant	2011

Richard E. Belluzzo

Mr. Belluzzo has been a director of PMC since June 2003. He currently serves as a Senior Strategic Advisor for the Gores Group, a private equity firm. From April 2011 until August 2012, Mr. Belluzzo served as the Executive Chairman of Quantum Corporation, a computer storage solutions company. From September 2001 until April 2011, Mr. Belluzzo served as Quantum Corporation’s Chief Executive Officer. From September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corporation, most recently as President and Chief Operating Officer. From January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. From 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard Company, where Executive Vice President of the printer business was his latest position held. Mr. Belluzzo serves as Chairman of the Board of JDS Uniphase Corporation, an optical telecommunications equipment maker, and is a director of Infoblox Inc., an automated network control solutions provider.

The Board determined that Mr. Belluzzo’s background and experience as a Chief Executive Officer of a large public company, as well as his deep knowledge of the technology industry, allow him to contribute significantly to the Board and its strategic direction. Mr. Belluzzo’s financial acumen enhances the Audit Committee and his experience in the boardroom as a CEO and director contribute greatly to the Nominating and Corporate Governance Committee.

James V. Diller, Sr.

Mr. Diller, a founder of PMC, was PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s Board from July 1993 until February 2000, when he became Vice Chairman. Since December, 2012, Mr. Diller has served as Interim President and Chief Executive Officer of Intersil Corporation, an analog semiconductor company. He is also a director of Intersil Corporation, and is Chairman of the Board of Avago Technologies Limited, an analog semiconductor company.

Mr. Diller has over 50 years of experience in the semiconductor industry, and has held positions ranging from development engineer and product line manager, to Chief Executive Officer, including at PMC. The Board determined that Mr. Diller’s long history with PMC, as well as his breadth of experience and on-going, active involvement in the semiconductor industry, continue to make him a valuable asset to the Board. For these reasons, the Board has excepted Mr. Diller this year from the Board’s general policy not to renominate a director for re-election at an annual stockholder meeting after that director’s 75th birthday.

Michael R. Farese, Ph.D.

Dr. Farese has been a director of PMC since May 2006. Dr. Farese joined Entropic Communications, a fabless semiconductor company that provides silicon and software solutions to enable connected home networking and entertainment, as Senior Vice President, Engineering and Operations in June of 2010 and is presently its Senior Vice President of Global Engineering. From September 2007 until May 2010, Dr. Farese served as the President and Chief Executive Officer of BitWave Semiconductor, Inc., a fabless semiconductor company and innovator of radio frequency integrated circuits. Dr. Farese served as the Senior Vice President of Engineering for Palm, Inc. from September 2005 until September 2007. From March 2002 to June 2005, Dr. Farese was the Chief Executive Officer and President of WJ Communications, Inc. He was Chief Executive Officer and President of Tropian, Inc. from October 1999 to March 2002 and prior to that held senior management positions at Motorola, Ericsson and Nokia Mobile Phones. Dr. Farese also held management positions at AT&T and Bell Laboratories. Dr. Farese serves on the board of directors of QuickLogic Corporation, a fabless semiconductor company.

The Board has determined that Dr. Farese’s extensive experience and knowledge in wireless communication products and systems allows him to significantly contribute to the strategic vision of the Company. His background as a seasoned Chief Executive Officer for technology companies also provides him with experience and knowledge in compensation and governance matters to enhance his contributions to the Compensation Committee and Nominating and Governance Committee.

Jonathan J. Judge

Mr. Judge has been a director of PMC since April 2004 and has served as Chairman of the Board since August 2011. Mr. Judge served as Chief Executive Officer of First Data Corporation, a global leader in electronic commerce and payment processing from August 2010 until he retired in January 2013. From October 2004 through July 2010, Mr. Judge served as the President and Chief Executive Officer of Paychex, Inc., a provider of payroll and human resource services. Mr. Judge served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge was employed by International Business Machines Corporation (“IBM”), where he held senior management positions, the latest being General Manager of IBM’s personal computing division. Mr. Judge was also a member of IBM’s Worldwide Management Committee from 1999 until 2002.

In addition to his experience as a Chief Executive Officer and public board service, Mr. Judge’s semiconductor experience includes 25 years with IBM. The Board determined that Mr. Judge’s business and management acumen and long-term focus on executive development and compensation make him a valuable asset to chair the Board and the Compensation Committee.

Michael A. Klayko

Mr. Klayko has been a director of PMC since August 2011. Since January 2013, Mr. Klayko is Chief Executive Officer of MKA Capital, an investment company focusing on technology investments. From January 2005 until January 14, 2013, Mr. Klayko served as Chief Executive Officer of Brocade Communications Systems, Inc., a comprehensive network solutions provider (“Brocade”). Previously, Mr. Klayko was Vice President of Worldwide Sales at Brocade and also served as the Vice President of Marketing and Support and Vice President of OEM Sales. Additionally, Mr. Klayko has held management positions at Rhapsody Networks, McDATA, EMC, HP and IBM.

The Board has determined that Mr. Klayko’s more than 30 years of experience in the storage, computer and telecommunications industry makes him a valuable asset to the Board and his experience with compensation from the perspectives of each executive, management, sales and as a director further contributes to the Compensation Committee.

William H. Kurtz

Mr. Kurtz has been a director of PMC since April 2003. Mr. Kurtz joined Bloom Energy, a developer of fuel cell systems for on-site power generation, as its Chief Financial Officer in March 2008 and was also appointed its Chief Commercial Officer as of September 2010. Prior to joining Bloom Energy, Mr. Kurtz served as the Executive Vice President and Chief Financial Officer of Novellus Systems, Inc., a global semiconductor equipment company, from September 2005 to March 2008. From March 2004 until August 2005, Mr. Kurtz was Senior Vice President and Chief Financial Officer of Engenio Information Technologies, Inc. From July 2001 to February 2004, Mr. Kurtz was Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc. From August 1998 to June 2001, Mr. Kurtz was Executive Vice President and Chief Financial Officer of Scient Corporation. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, Inc. (“AT&T”), including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant. He also served as a director of Redback Networks, Inc., a broadband networking equipment company, from October 1999 to January 2007.

The Board determined that Mr. Kurtz’s financial expertise, exemplified by his qualifications as a certified public accountant, his background and experience in a number of companies as Chief Financial Officer, and his broad experience in semiconductors and new technology development make him a valuable asset to the Board and to serve as the designated financial expert and chair of the Audit Committee.

Gregory S. Lang

Mr. Lang has been a director of PMC and its President and Chief Executive Officer since May 2008. Prior to his appointment, Mr. Lang was President and Chief Executive Officer and served as a director of Integrated Device Technology, Inc. (“IDT”), a developer of mixed signal semiconductor solutions. Mr. Lang joined IDT as its President in October 2001 and became Chief Executive Officer in January 2003. From September 1996 to October 2001, Mr. Lang was Vice President and General Manager, Platform Networking Group, at Intel Corporation (“Intel”). Mr. Lang previously held various other management positions during his 15-year tenure at Intel. Mr. Lang is also a member of the board of directors of Intersil Corporation, an analog semiconductor company and serves on the board of directors of the Semiconductor Industry Association, a trade association representing the U.S. semiconductor industry.

The Board determined that the breadth of Mr. Lang’s experience within the semiconductor industry and, specifically, his position as PMC’s President and Chief Executive Officer provides him insight into the

Company’s current operations, challenges, risks, and growth which is valuable to the Board in performing its oversight responsibilities and in making strategic decisions.

Richard N. Nottenburg, Ph.D.

Dr. Nottenburg has been a director of PMC since August 2011. Dr. Nottenburg is an investor in early stage technology companies and a business consultant. He is currently a member of the board of directors of Aeroflex Holding Corporation and Verint Systems Inc. From June 2008 until October 2010, Dr. Nottenburg served as President, Chief Executive Officer, and a director of Sonus Networks, Inc., a leader in IP communications infrastructure. Previously, he was Executive Vice President and Chief Strategy Officer for Motorola, Inc., a leading provider of mission-critical communication products and services for enterprise and government customers. Prior to joining Motorola, Dr. Nottenburg was Vice President and General Manager of Vitesse Semiconductor Corporation after its merger with Multilink Technology Corporation in 2003. From 1995 until 2003, he served as President and Chief Executive Officer of Multilink, a company that he co-founded.

The Board has determined that Dr. Nottenburg’s extensive experience in communication networks as well as authoring more than fifty publications and presentations and holding eight U.S. patents make him a valuable asset to the Board and the Audit Committee.

Recommendation

PMC’s Board of Directors recommends a vote FOR each of the nominees to the Board of Directors to serve until the 2014 annual meeting of stockholders or until his successor is duly elected or appointed.

Vote Required

Each nominee for director receiving more votes “FOR” than “AGAINST” shall be elected as a director. If you do not wish your shares to be voted with respect to a nominee, you may “ABSTAIN,” in which case your shares will have no effect on the election of that nominee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Deloitte LLP as PMC’s independent auditors to audit its consolidated financial statements for fiscal 2013. During fiscal 2012, Deloitte LLP served as PMC’s independent auditors and also provided tax services. Although PMC is not required to seek stockholder ratification of this appointment, the Board believes it is good corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons and reconsider the appointment. A representative of Deloitte LLP is expected to attend the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Incurred by PMC for Deloitte LLP

The following table shows the fees paid or accrued by PMC for audit and other services provided by Deloitte LLP for fiscal 2012 and 2011. Audit fees increased from fiscal 2011 to fiscal 2012 primarily due to additional work performed in relation to the conversion of PMC’s global enterprise resource planning system and the write-down of goodwill and intangibles arising from the acquisitions of Wintegra, Inc. and Passave, Inc. Fees paid by PMC for tax services increased on a year-over-year basis due to incurring fees related to transfer pricing and tax planning matters.

	2012	2011
Audit Fees(1)	$1,295,150	$929,155
Audit-Related Fees(2)	—	—
Tax Fees(3)	461,712	429,564
All Other Fees(4)	—	—

Total	$1,756,862	$1,358,719

(1)

Audit fees billed by Deloitte LLP for examination of PMC’s annual financial statements, the audit of internal control over financial reporting in 2012 and 2011, and the review of those financial statements included in PMC’s quarterly reports on Form 10-Q and annual reports on Form 10-K.

(2)

Audit-related fees consisted of professional services billed by Deloitte LLP in connection with consultations on financial accounting and reporting matters. The Company paid no fees in this category for fiscal 2012 and 2011.

(3)	Corporate tax compliance and advisory services billed by Deloitte LLP.
(4)	Fees for products and services other than the services reported above. For fiscal 2012 and 2011 the Company paid no fees in this category.

Audit Committee Pre-Approval Policy

The Audit Committee must approve all audit-related and permitted non-audit services to be performed by PMC’s independent auditors prior to the commencement of such services. The Audit Committee approves such services by Deloitte LLP on the basis that the services are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Deloitte LLP presents an audit plan and fee proposal to the Audit Committee at mid-year for review. The approved plan and fees determine the scope of their fiscal year services. Any audit or non-audit services outside that scope (whether service or amount) is separately approved by the Audit Committee. All of the services described in the fee table above were approved pursuant to the Audit Committee’s pre-approval policy.

Recommendation

PMC’s Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte LLP as PMC’s independent auditors for the 2013 fiscal year.

Vote Required

The affirmative vote of a majority of the votes cast is required to confirm the appointment of Deloitte LLP as PMC’s independent auditors for the 2013 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act and Rule 14a-21(a) thereunder requires us to provide our stockholders with a nonbinding advisory vote on the compensation of our named executive officers as described in this proxy statement (commonly referred to as a “Say-on-Pay” vote).

The Board and PMC’s executive team value the opinions of our stockholders. At the 2012 annual meeting of our stockholders, more than 99% of the votes cast on the Say-on-Pay vote proposal were voted in favor of our executive compensation program for our named executive officers. In addition, in 2011 the Board recommended that Say-on-Pay votes be held on an annual basis and approximately 92% of the votes cast on this Say-on-Pay frequency vote proposal at the 2011 annual meeting of our stockholders were voted in favor of holding Say-on-Pay votes every year. As a result, the Board has implemented a policy to conduct an annual advisory vote on the compensation of our named executive officers.

As noted in the Compensation Discussion and Analysis included in this proxy statement, our executive compensation program uses compensation elements including base salary, semi-annual performance-based cash bonuses, a variety of equity incentives including performance-based restricted stock unit awards for our CEO in 2012, retirement benefits, health and other similar personal benefits to achieve the goals of:

•	directly and substantially linking rewards to measurable corporate performance;

•

permitting sufficient flexibility to enable us to continue to attract, motivate and retain executive officers in a highly cyclical business environment and to support us in achieving our strategic business objectives;

•	motivating our executive officers in all stages of the cyclical economy of the semiconductor industry;

•	minimizing dilution by providing a mix of equity incentives within guidelines approved by the Compensation Committee;

•	providing competitive compensation with the opportunity for above-market pay tied to above-target performance; and

•	ensuring that our executive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on PMC.

The Board believes that our executive compensation program directly and substantially links rewards to measurable corporate performance. The process for determining compensation packages for our executive officers requires that the Compensation Committee, based on rigorous analysis and the advice of carefully selected outside advisors, use judgment and experience to carefully determine the optimal components and amounts of compensation for each executive officer.

For a more detailed discussion of PMC’s compensation philosophy, objectives and practices for fiscal 2012, we strongly encourage stockholders to review this proxy statement, and in particular the information contained in the “Executive Compensation” section of this proxy statement (beginning at page 27), including the Compensation Discussion and Analysis and the tabular and related narrative disclosures.

Recommendation

PMC’s Board of Directors recommends a vote FOR the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of PMC’s named executive officers as described in the proxy statement in the “Executive Compensation” section, including the “Compensation Discussion and Analysis” and the tabular and narrative disclosures therein, each as required by Item 402 of SEC Regulation S-K.

Vote Required

Because the vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions about PMC’s executive compensation policies and practices.

BOARD STRUCTURE

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Non-Employee Directors:
Richard E. Belluzzo	Member		Member
James V. Diller, Sr.(2)
Michael R. Farese		Member	Chair
Jonathan J. Judge(1)		Chair
Michael A. Klayko		Member
William H. Kurtz	Chair
Richard N. Nottenburg	Member
Employee Director:
Gregory S. Lang
Number of Meetings in Fiscal 2012	8	5	2

(1)	Chairman
(2)	Vice Chairman

Board Leadership Structure

PMC currently has eight directors. Since 2008, PMC has separated the positions of Chief Executive Officer and Chairman of the Board. Mr. Judge has served as PMC’s non-executive Chairman since August 12, 2011. Under the current structure, having a non-executive Chairman provides for an effective channel for the Board to express its views on management, and allows the Chief Executive Officer to focus more on the operation of the Company.

Board’s Role in Risk Oversight

The Board’s risk oversight function is primarily administered through board committees. Generally, the board committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee oversees the management of financial, accounting and internal control risks, the Compensation Committee oversees the management of risks in the Company’s compensation programs, and the Nominating and Corporate Governance Committee oversees compliance with the Company’s governance policies. In addition, the Audit Committee conducts an annual risk assessment and also oversees the management of risks related to the Company’s business objectives, including intellectual property, IT infrastructure, and business redundancy functions.

To assist the Audit Committee in its risk management oversight function, PMC’s Internal Audit reports directly to the Audit Committee. The Audit Committee reviews with Internal Audit and management the categories of risk that PMC faces, including the likelihood of occurrence and the potential impact of such risks and mitigating measures. The Audit Committee receives regular reports on the status of the Company’s cash reserves, and the Audit Committee periodically reviews the Company’s Investment Policy and PMC’s investments of cash to ensure adherence to the Investment Policy. The Compensation Committee works with management on the design and evaluation of compensation programs. The Compensation Committee takes a conservative approach to this design to minimize risk to the Company, including consideration as to whether PMC’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Management reports directly to the Nominating and Corporate Governance Committee regarding compliance with Company policies, including the Company’s Code of Business Conduct and Ethics.

In carrying out their risk oversight duties, the board committees review management’s implementation of risk policies and procedures, and reviews reports from management, independent auditors, Internal Audit, legal counsel, regulators and outside experts, as appropriate, regarding risks the Company may face.

The Board and its committees are committed to ensuring effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into PMC’s culture and day-to-day business operations.

Board Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by its board of directors. Our Board annually reviews information relating to the members of our Board to ensure that a majority of our Board is independent under the NASDAQ rules and SEC rules. After such review, our Board has determined that all of the director nominees, except Messrs. Lang and Diller, satisfy the definition of independent director as established in the NASDAQ Stock Market listing standards. The Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established in the NASDAQ listing standards.

Meetings

During the 2012 fiscal year, the Board held eleven meetings. Each of our directors attended at least 75% of all Board and applicable committee meetings. The Chairman and each director serving as the chairperson of a Board committee are required to attend the annual meeting of stockholders by phone or in person unless prevented by circumstances beyond his control. All directors attended the 2012 annual meeting of stockholders.

Lead Independent Director

While the Company has a non-executive and independent Chairman, the Board has determined that the following duties of a Lead Independent Director are fully assumed by the Chairman:

•	authority to call meetings of the independent directors;

•	lead meetings of the independent directors in which the Chairman does not participate;

•	act as a liaison between the independent directors and the Chairman;

•	review agendas for board meetings in consultation with the Chairman and President and Chief Executive Officer;

•	receive communications from stockholders in accordance with the procedures specified in this proxy statement for communications with the Board;

•	be available for consultation with stockholders to the extent determined by the independent directors; and

•	retain legal or other advisors as deemed necessary and appropriate.

The Board has discretion to name a Lead Independent Director as it may deem appropriate in the future.

Audit Committee

The Audit Committee consisted of Messrs. Belluzzo, Judge and Kurtz from the start of fiscal 2012 until February 8, 2012. Effective February 9, 2012, the Audit Committee consists of Mr. Belluzzo, Dr. Nottenburg and Mr. Kurtz who, for all of fiscal 2012 served as the Chair of the Audit Committee and its designated “audit committee financial expert” in accordance with SEC rules. The Audit Committee held eight meetings during 2012. As constituted in fiscal 2012 and as presently constituted, the Board has determined that all of the Audit Committee members were/are financially literate in accordance with SEC rules. The Audit Committee oversees Internal Audit and appoints and oversees the independent auditors. The Audit Committee approves the independent auditors’ fees and pre-approves any audit and non-audit services to be provided by the independent auditors. The Audit Committee also monitors the independence of the auditors.

The Audit Committee meets with PMC’s independent auditors, internal auditors and senior management to review the general scope of PMC’s accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit. The Audit Committee regularly meets with the independent auditors without management present and meets at least once a year with only management present. The Internal Audit Director also meets regularly and privately with the Audit Committee Chair.

The Audit Committee has authority to review and approve any proposed transactions between PMC and its officers and directors, or their affiliates. The Audit Committee also constitutes PMC’s Qualified Legal Compliance Committee and reviews any reports from PMC’s legal counsel of material violations of laws. A copy of the Audit Committee charter is available at: http:// pmcs.com/charter/audit.

Compensation Committee

From the start of fiscal 2012 until February 8, 2012, the Compensation Committee consisted of Dr. Farese and Mr. Judge. Effective February 9, 2012, the Compensation Committee consists of Dr. Farese, Mr. Klayko and Mr. Judge, who continues to serve as Chair. Mr. Judge served as Chair of the Compensation Committee for all of fiscal 2012. The Compensation Committee held five meetings in 2012. The Compensation Committee reviews and approves PMC’s compensation policies, plans and programs, including the compensation of and employment agreements with its executive officers and annually evaluates compensation of members of the Board. The Compensation Committee may delegate its responsibilities to subcommittees when appropriate. The Compensation Committee serves as the plan administrator of PMC’s equity plans and oversees administration of its benefit programs. A copy of the Compensation Committee charter is available at: http:// pmcs.com/charter/compensation.

In fiscal 2012, the Compensation Committee continued to engage, Compensia, Inc., a national compensation consulting firm (“Compensia”), to advise the Compensation Committee with regard to executive and director compensation. Compensia did not provide any other services to the Company in fiscal 2012. Compensia maintains an internal policy that is specifically designed to prevent any conflicts of interest. In addition, the Compensation Committee has assessed the independence of Compensia taking into account, among other factors, the factors set forth in Exchange Act Rule 10C-1 and the NASDAQ listing standards, and concluded that no conflict of interest exists that would prevent Compensia from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee

From the start of fiscal 2012 until February 8, 2012, the Nominating and Corporate Governance Committee (the “NCGC”) consisted of Dr. Farese and Mr. Marshall. Mr. Belluzzo was appointed to the NCGC on February 9, 2012 at which time Mr. Marshall was named its Chair. Upon Mr. Marshall’s retirement from the Board on May 10, 2012, Dr. Farese was appointed Chair of the NCGC and Mr. Belluzzo remained as the other director serving the committee. The NCGC held two meetings in 2012. The NCGC determines criteria for board and committee membership. The NCGC makes recommendations to the entire Board as to the size and composition of the Board and its committees, reviews and approves, if appropriate, conflicts of interest of directors and officers, and monitors PMC’s corporate governance. The NCGC supervises an annual assessment by the Board of its performance. The NCGC informally evaluates the performance of individual directors as part of the annual nomination process. A copy of the NCGC charter is available at: http:// pmcs.com/charter/nominatingcorpgovernance.

Consideration of Director Nominees

The NCGC selects nominees for annual election by the stockholders by first evaluating the Board which would result from re-electing directors willing to continue serving on the Board. If the NCGC wants to consider additional candidates, the directors and senior management suggest potential nominees. From time to time PMC engages third party search firms to identify, screen and assist in recruiting potential nominees based on criteria provided by PMC. The NCGC, other Board members and senior management then meet with each candidate so that the NCGC has broad input in evaluating each candidate. The NCGC also confirms the candidate’s independence under SEC and NASDAQ rules. This consideration of director nominees may also occur between annual meetings if the NCGC determines that PMC would benefit from additional directors.

The NCGC believes that, in addition to factors such as the candidate’s integrity, judgment and reputation, PMC’s Board benefits from directors who share many of the following qualities or skills:

•	independence from management;

•	extensive business and industry experience, particularly in the technology sector;

•	experience as an executive officer of a publicly traded corporation;

•	experience as a director of a publicly traded corporation;

•	knowledge about the industries in which PMC’s end user customers participate, or the markets which those customers serve;

•	diversity of experience (including race/ethnicity, age, skills and experience);

•	absence of conflicts of interest; and

•	available time for service as a PMC director in light of the candidate’s other business and professional commitments.

The NCGC has no specific, minimum qualifications that it believes must be met for a position on PMC’s Board other than the financial expertise of potential Audit Committee members and whether at least one Audit Committee member qualifies as an “audit committee financial expert.” The NCGC does not have a formal policy with respect to diversity, but PMC’s Corporate Governance Guidelines expressly provide that the NCGC consider Board candidates and/or nominees who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and experience that enhance the quality of the Board’s deliberations and decisions.

The NCGC will consider director candidates recommended by stockholders. To recommend a candidate, stockholders should submit to PMC’s Chief Executive Officer an analysis of the candidate’s independence and the factors listed above, and a description of any relationship between the stockholder and candidate. Submissions will be provided to the NCGC for consideration. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources.

On January 10, 2013, PMC entered into a letter agreement (the “Agreement”) with Relational Investors LLC (“Relational”), a stockholder beneficially owning more than 5% of PMC’s common stock. Under the Agreement, PMC has agreed to appoint Kirt Karros or Ralph Whitworth to PMC’s Board and the Compensation Committee of the Board if requested by Relational between August 1, 2013 and 30 days prior to the expiration of the notice period specified in the Company’s advance notice bylaw related to nominations of directors at the Company’s 2014 Annual Meeting of Stockholders. Should Mr. Karros or Mr. Whitworth join PMC’s Board, PMC agrees to re-nominate him at PMC’s 2014 Annual Meeting of Stockholders for a one-year term. PMC’s obligations to appoint and re-nominate Mr. Karros or Mr. Whitworth if requested by Relational are conditioned upon Relational continuing to hold at least 9 million shares of PMC common stock.

Please see “Policies and Procedures with Respect to Related Party Transactions” beginning on page 55.

Corporate Governance

PMC has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that outline, among other matters, the role and functions of the Board, Board composition, compensation and administration. These Guidelines may be updated from time to time and have been revised since the last annual meeting of stockholders. The Governance Guidelines are available, along with other important corporate governance materials, on our website at http:// pmcs.com/governanceguidelines.

The Governance Guidelines provide, among other things, that:

•

the Board will exercise its business judgment to direct management in the best interests of stockholders of PMC. The Board may also consider the interests of the Company’s employees, customers, suppliers and creditors;

•	a majority of the directors must qualify as independent directors under all applicable regulations, including SEC and NASDAQ rules;

•

should the Chief Executive Officer also the serve as Chairman of the Board, and otherwise as it considers appropriate, the Board shall appoint a Lead Independent Director from among the independent directors;

•	at least four times annually, the independent directors will meet in private session without the Chief Executive Officer or other members of management present;

•	the Board performs an annual effectiveness self-evaluation of the Board and its committees;

•	directors and executive officers are required to attain and maintain a minimum equity ownership interest in the Company;

•	directors who are engaged in full-time employment as an executive of a publicly traded company should not serve on the boards of more than four publicly traded companies, including PMC’s Board;

•

a director shall notify the NCGC of any principal job change and submit a resignation from the Board for consideration by the NCGC. The NCGC will make a recommendation to the Board as to whether that director shall be nominated for re-election at the next annual meeting or, in exceptional circumstances, whether the director’s resignation should be accepted;

•	the Board does not believe it should limit the number of terms for which an individual may serve as a director;

•	as a general policy, a director will not be nominated for re-election at the annual meeting following the director’s 75th birthday; and

•

if a director does not receive the vote required for re-election at any annual meeting at which he or she is nominated for re-election, such director will thereafter tender his or her irrevocable resignation from the Board to the NCGC. The NCGC will make a recommendation to the Board regarding whether the director’s resignation should be accepted.

Because the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Governance Guidelines from time to time, as appropriate.

Communications with the Board

Any stockholder who desires to contact our Chairman or other members of our Board may do so by writing to: Board of Directors, c/o Corporate Secretary, PMC-Sierra, Inc., 1380 Bordeaux Drive, Sunnyvale, California 94089 or corporate.secretary@pmcs.com. Communications received in writing are reviewed internally by management and then distributed to the Chairman or other members of the Board as appropriate.

Code of Business Conduct and Ethics

PMC has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our President and Chief Executive Officer, our Chief Financial Officer, and our principal accounting officer. The Code of Business Conduct and Ethics is available on our website at http:// pmcs.com/code-of-ethics.

EXECUTIVE OFFICERS

The following information about our executive officers is as of March 6, 2013.

Name of Officer	Age	Position
Gregory S. Lang	49	President and Chief Executive Officer
Ra’ed O. Elmurib	53	Vice President, Corporate Development and General Manager of the Microprocessors Products Division
Alinka Flaminia	51	Vice President, General Counsel and Corporate Secretary
Steven J. Geiser	44	Vice President, Finance and Chief Financial Officer
Colin C. Harris	55	Vice President, Chief Operating Officer, General Manager of the Communications Business Unit
Travis Karr	40	Vice President, General Manager of the Enterprise Storage Division
O. Daryn Lau	48	Vice President, New Business Initiatives
Robert M. Liszt	56	Vice President, Worldwide Sales

Mr. Lang has been a director of PMC and its President and Chief Executive Officer since May 2008. Prior to his appointment, Mr. Lang was President and Chief Executive Officer, and served as a director, of IDT. Mr. Lang joined IDT as its President in October 2001 and became Chief Executive Officer in January 2003. At IDT he led the organization and the transformation of the company’s culture, financial structure, core competencies and product direction resulting in increased profits and revenue. From September 1996 to October 2001, Mr. Lang was Vice President and General Manager, Platform Networking Group, at Intel where he built Intel’s client-side wired and wireless networking businesses. Mr. Lang previously held various other management positions during his 15-year tenure at Intel. Mr. Lang is a member of the board of directors of Intersil Corporation, an analog semiconductor company.

Mr. Elmurib has served as Vice President, Corporate Development and General Manager of the Microprocessor Products Division since January 2010 and as Vice President, General Manager of the Microprocessor Products Division since December 2006. Mr. Elmurib previously served as the Vice President, Corporate Development managing corporate business development and strategic investments, partnerships and acquisitions and, as Director of Sales for Asia Pacific and the Western U.S., oversaw the sales activities and managed the direct and channel sales force. Mr. Elmurib joined PMC in 2000 as a Regional Sales Manager for the South West region. Prior to joining PMC, Mr. Elmurib was the President of Unitec Sales, a manufacturer representative organization, and held various sales management positions at STMicroelectronics N.V.

Ms. Flaminia has served as Vice President and General Counsel since January 2007 and was appointed Corporate Secretary in February 2007. Ms. Flaminia was Senior Counsel at Xilinx, Inc. from March 2001 through 2006 where she provided legal services to the finance and corporate services, sales, marketing and human resources organizations worldwide which included providing legal counsel in the areas of: corporate and securities law; corporate governance; commercial transactions and tax; mergers and acquisitions; intellectual property licensing; sales and distribution contracts; antitrust and unfair trade practices; employment law; compensation and benefits; and litigation. Previously, Ms. Flaminia was employed by McAfee, Inc. (formerly known as Network Associates, Inc.) from December 1999 to March 2001 and was a Director of Legal Affairs in her last position held. From October 1990 to November 1999, Ms. Flaminia was in private practice.

Mr. Geiser has served as Vice President, Finance and Chief Financial Officer since November 19, 2012. Mr. Geiser was Chief Financial Officer at Trilliant Networks, Inc. from October 2011 to March 2012. From September 2006 to October 2009, he was Chief Financial Officer at RMI Corporation where played a pivotal role in the successful sale of the company to Netlogic Microsystems, Inc., a company later acquired by Broadcom. Mr. Geiser was the initial Chief Financial Officer at Spansion, Inc. from its formation in July 2003 through February 2006. He was responsible for the direction of all financial activities, including the successful completion of one of the largest technology IPOs in 2005. From May 1994 to July 2003, Mr. Geiser held various financial positions at Advanced Micro Devices, Inc. including Vice President of Finance for the memory division and domestic financial controller for the company’s final manufacturing operations in Southeast Asia. Before pursuing an advanced degree in finance, he was a controls systems engineer for Sundstrand Aerospace Corporation.

Mr. Harris, a founder of PMC, has served as Vice President, Chief Operating Officer since April 2007. Commencing in January 2013, Mr. Harris also assumed the role of General Manager of the Communications Business Unit. Previously, Mr. Harris served as Vice President of Worldwide Operations at PMC from July 2004 to April 2007 and Vice President of IC Technology from May 1997 to July 2004. In 1992, he became PMC’s Director of Operations and subsequently Director of Quality Assurance.

Mr. Karr has served as Vice President and General Manager of the Enterprise Storage Division since August 2010. Mr. Karr joined the Communication Products Division in August 2008 and served as its Vice President and General Manager from January 2009 until August 2010. Prior to his role in the Communication Products Division, Mr. Karr served as the Vice President of Marketing of the Enterprise Storage Division from 2006 until August 2008. Mr. Karr joined PMC in 1996. Earlier positions held include Director of Product Marketing from 2003 to 2006 for storage products and, prior to 2003, Marketing Manager for communications products.

Mr. Lau has served as Vice President, New Business Initiatives since January 2013. From August 2010 until January 2013 he served as Vice President, General Manager of the Communication Products Division. Prior to that appointment he was Vice President of Corporate Strategy and Technology Office since September 2008. Mr. Lau held increasingly senior positions at Applied Micro Circuits Corporation (“AMCC”) from May 2004 to August 2008, including serving as Senior Vice President, Corporate Strategy Office and CTO Office from October 2007 to August 2008, where he was responsible for running AMCC’s semiconductor business, including the architecture group, strategic and product marketing, engineering development and customer support. From May 2004, when IDT acquired ZettaCom, a supplier of high-performance network semiconductor solutions co-founded by Mr. Lau, until April 2005, Mr. Lau served as Vice President and General Manager of the Serial Switching Division of IDT. After co-founding ZettaCom in October 1999, Mr. Lau served as its President and Chief Executive Officer until the acquisition by IDT. Prior to that, Mr. Lau held various technical leadership and management roles at Cisco Systems from 1993 to September 1999.

Mr. Liszt has served as Vice President of Worldwide Sales since March 2006. He was Vice President, Global Sales at Agere Systems, Inc. (now known as LSI Logic Corporation) from November 2005 to February 2006 and Vice President, North American Sales from May 2002 until November 2005 where he provided sales leadership and account strategies for a diverse group of sales professionals, field application engineers and sales operations teams. He was also responsible for establishing hybrid sales channels which included global distribution representatives and direct sales organizations targeting market leading OEM’s. He was Vice President Components Division at NEC Electronics Corporation from January 2001 until May 2002, Vice President, North American Sales from June 1999 to January 2001 and Vice President of Geographic Sales from September 1998 to May 1999. From 1982 to 1998, he held sales management positions with Hitachi America Semiconductor (“Hitachi”) where he focused on developing and executing on sales strategies that would promote multiple Hitachi product sales into global accounts including semiconductors, display systems and disk drives.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning:

•	beneficial ownership of PMC’s common stock by all persons known to PMC to be the beneficial owners of 5% or more of PMC’s common stock;

•	beneficial ownership of PMC’s common stock by all directors, nominees and named executive officers; and

•	beneficial ownership of PMC’s common stock by all directors and executive officers as a group.

Under the rules of the SEC, “beneficial ownership” includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days, through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. Unless otherwise noted, the information below is as of March 1, 2013. This information is not indicative of beneficial ownership for any other purpose. As of March 1, 2013, there are no arrangements known to PMC, including any pledge by any person of securities of PMC, the operation of which may at a subsequent date result in a change of control of the Company. Unless otherwise indicated, the address of each of the individuals named below is c/o PMC-Sierra, Inc., 1380 Bordeaux Drive, Sunnyvale, California 94089.

Name	Number of Shares	Approximate Percentage Ownership
Greater than 5% Shareholders
Cadian Capital Management, LLC(1)	22,788,900	11.34%
T. Rowe Price Associates, Inc.(2)	20,986,650	10.40%
Relational Investors, LLC(3)	17,847,255	8.88%
FMR LLC(4)	16,298,722	8.11%
Fisher Investments(5)	11,657,215	5.80%
The Vanguard Group, Inc.(6)	11,007,247	5.47%
Morgan Stanley(7)	10,139,912	5.00%
Directors
Richard E. Belluzzo(8)	322,002	*
James V. Diller, Sr.(9)	1,388,467	*
Michael R. Farese(10)	202,002	*
Jonathan J. Judge(11)	289,774	*
Michael A. Klayko(12)	94,259	*
William H. Kurtz(13)	332,002	*
Gregory S. Lang(14)	2,442,336	1.22%
Richard N. Nottenburg(15)	87,723	*
Named Executive Officers
Michael W. Zellner(16)	625,169	*
Steven J. Geiser	—	*
Colin C. Harris(17)	1,289,891	*
Travis Karr(18)	288,858	*
Robert M. Liszt(19)	511,531	*
Executive Officers
Ra’ed Elmurib(20)	371,753	*
Alinka Flaminia(21)	411,282	*
O. Daryn Lau(22)	394,656	*
All directors and executive officers as a group (16) persons)(23)	9,055,549	4.51%

*	Less than 1%.

(1)

Based solely on information reported by Cadian Capital Management, LLC on Schedule 13G/A filed with the SEC on January 16, 2013, Cadian Capital Management, LLC has shared voting and dispositive power with respect to all reported shares. The address of Cadian Capital Management, LLC is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(2)

Based solely on information reported by T. Rowe Price Associates, Inc. (“Price Associates”) on a Schedule 13G/A filed with the SEC on February 11, 2013, Price Associates has sole voting power over 2,158,000 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)

Based solely on information reported by Relational Investors, LLC on Schedule 13D/A filed with the SEC on January 11, 2013, each of Relational Investors, LLC Ralph V. Whitworth and David H. Batchelder has shared voting and shared dispositive power with respect to all reported shares. The address of Relational Investors, LLC is 12400 High Bluff Drive, Suite 600, San Diego, CA 92130.

(4)

Based solely on information reported by FMR LLC (“FMR”) on Schedule 13G/A filed with the SEC on February 14, 2013, FMR has sole voting power over 174,060 shares. FMR is a parent holding company and has sole dispositive power over all reported shares beneficially owned through multiple entities to which it is a direct or indirect parent. Edward C. Johnson 3rd, as chairman of FMR, has sole dispositive power with respect to all reported shares. The address of FMR and Mr. Johnson is 82 Devonshire Street, Boston, MA 02109.

(5)

Based solely on information reported by Fisher Investments on Schedule 13G filed on February 6, 2013, Fisher Investments has sole voting power with respect to 5,974,996 shares. The address of Fisher Investments is 13100 Skyline Boulevard Woodside, CA 94062-4527.

(6)

Based solely on information reported by The Vanguard Group Inc. on Schedule 13G filed on February 13, 2013, The Vanguard Group, Inc. has sole voting power with respect to 157,042 shares and sole dispositive power with respect to 10,859,205 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard Malvern, PA 19355.

(7)

Based solely on information reported by Morgan Stanley on Schedule 13G/A filed with the SEC on January 30, 2013, Morgan Stanley has shared voting and dispositive power with respect to all reported shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(8)	Includes 296,000 shares subject to option exercise within 60 days of December 29, 2012.
(9)

Includes (i) 88,928 shares held by James V. Diller, Sr., and June P. Diller, Trustees of the James V. Diller and June P. Diller Trust UA 07/20/77; (ii) 441,922 shares held by the James Diller Annuity Trust (GRAT) for which Mr. Diller serves as trustee; (iii) 543,612 shares held by the June Diller Annuity Trust (GRAT) for which Mr. Diller serves as trustee; and (iv) 314,005 shares subject to option exercise within 60 days of December 29, 2012.

(10)	Includes 176,000 shares subject to option exercise within 60 days of December 29, 2012.
(11)	Includes 262,338 shares subject to option exercise within 60 days of December 29, 2012.
(12)	Includes 77,876 shares subject to option exercise within 60 days of December 29, 2012.
(13)	Includes 306,000 shares subject to option exercise within 60 days of December 29, 2012.
(14)	Includes 2,356,637 shares subject to option exercise within 60 days of December 29, 2012.
(15)	Includes 60,178 shares subject to option exercise within 60 days of December 29, 2012.
(16)	Mr. Zellner resigned as Chief Financial Officer effective November 19, 2012. Includes 580,624 shares subject to option exercise within 60 days of December 29, 2012.
(17)

Includes (i) 1,147,812 shares subject to option exercise within 60 days of December 29, 2012 and (ii) 20,412 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares held by Mr. Harris’ spouse and in trust for Mr. Harris’ three children. Special Shares of PMC-Sierra, Ltd., the Company’s principal Canadian subsidiary, are redeemable or exchangeable for shares of PMC common stock. Special Shares includes Series 1-A Special Shares and Series 1-B Special Shares. These Special Shares are transferred to PMC-Sierra, Inc. for Series 4-A Special Shares and Series 4-B Special Shares, respectively, in the capital of the Company.

(18)	Includes 243,731 shares subject to option exercise within 60 days of December 29, 2012.

(19)	Includes 495,625 shares subject to option exercise within 60 days of December 29, 2012.
(20)	Includes 351,938 shares subject to option exercise within 60 days of December 29, 2012.
(21)	Includes 367,625 shares subject to option exercise within 60 days of December 29, 2012.
(22)	Includes 325,000 shares subject to option exercise within 60 days of December 29, 2012.
(23)

Includes (i) 7,361,389 shares subject to option exercise within 60 days of December 29, 2012 and (ii) 20,412 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares held by an executive officer listed above. See note (17) above.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

Retainer, Meeting Fees and Equity Compensation

Our non-employee directors receive annual cash and equity compensation for Board and committee service and for serving a leadership role chairing the Board or a committee or acting as Lead Independent Director. The annual retainer fees (which are paid in cash) are based on an estimated number of meetings per year and are paid in a lump sum following the results of the elections at the annual meeting of stockholders are certified, which begins the next term of the Board. The Compensation Committee has the discretion to authorize the payment of additional meeting fees, and accordingly, a one-time payment of $4,000 for additional meetings held was approved for fiscal 2012. Directors receive equity awards upon initial appointment or election to the Board and thereafter on an annual basis. Directors may elect to receive equity in lieu of cash for all or part of their annual retainer fees. In fiscal 2012, Mr. Klayko elected to receive equity in lieu of cash for his retainer fees. In addition, the directors are eligible for a change of control benefit in the event of a change of control of PMC; immediately upon the effective date of a change of control of PMC, all stock options and restricted stock unit awards (“RSUs”) held by our non-employee directors that are outstanding and unvested will become fully vested. Please see “Potential Payments Upon Termination or a Change of Control” beginning on page 50 for the events that constitute a “change of control” of PMC.

Mr. Lang, who is President and Chief Executive Officer, receives no compensation for his service as a director, and is not included in the Director Compensation Table. The compensation received by Mr. Lang as an employee is presented in the “Summary Compensation Table” on page 43.

To directly align the interests of our directors with the interests of our stockholders, our directors are expected to retain an equity ownership interest in the Company with a value that is equal to three times the annual board retainer fee (exclusive of committee or other services fees). For purposes of measuring compliance with this guideline, effective January 23, 2013 the Compensation Committee defined “ownership interest” to include shares of the Company’s common stock directly or indirectly held and fifty percent (50%) of unvested time-based restricted stock units. Directors are expected to attain the requisite ownership interest by the fifth anniversary of the director’s initial appointment or election to the Board. All directors to whom the equity ownership guideline currently applies meet the guideline. Should any Director not meet the guideline once it applies to him, such Director will be required to retain 100% of the after tax gain on exercised stock options and vested RSUs until the guideline is met. The Committee retains the discretion to grant a hardship exception to this guideline.

The Compensation Committee annually reviews the director compensation program. The components of director compensation in effect for the 2012-2013 Board term and changes to the program year-over-year are as follows:

Compensation Item	2012(6)		2013(7)
Annual Board Retainer Fee(1)	$50,000		$50,000
Excess Board Meeting Payment(2)	$4,000		$4,000
Excess Committee Meeting Payment(3)	$1,000		$1,000
Initial Retainer Stock Option Award	40,000	shares(4)	40,000	shares(4)
Annual Retainer Stock Option Award	24,000	shares(5)	24,000	shares(5)
Initial Retainer RSU Award	$100,000	(4)	$100,000	(4)
Annual Retainer Restricted Stock Unit Award(1)	$40,000	(5)	$60,000	(5)
Annual Retainer Fee for Audit Committee Chair(1)	$25,000		$25,000
Annual Retainer Fee for Compensation Committee Chair(1)	$15,000		$15,000
Annual Retainer Fee for Nominating and Corporate Governance Committee Chair(1)	—		$10,000
Annual Retainer Fee for Lead Independent Director(1)	$20,000		$20,000
Annual Retainer Fee for Non-Executive Chair	$20,000		$30,000
Annual Retainer Fee for each Audit committee member except Audit Committee Chair(1)	$11,500		$11,500
Annual Retainer Fee for each Compensation committee member except Compensation Committee Chair(1)	$7,500		$7,500
Annual Retainer Fee for each Nominating and Corporate Governance committee member(1)	$3,000		$5,000

(1)

Directors may elect annually not to receive the cash payment, in whole or in part, for annual retainer fees (including the fee for service to the Board and any to its committees) and instead to receive: (i) a fully vested option, exercisable at fair market value on the date of grant, to purchase a number of shares equal to three times the cash payment times 60%, divided by the per share market value on the date of grant; and (ii) a fully vested RSU award entitling the director to receive a number of shares equal to three times the cash payment, times 40%, divided by three, divided by the per share market value on the date of grant.

(2)

Board meeting fees may be paid at the Compensation Committee’s discretion up to $4,000 per day if the Board convenes and the individual attends more than six Board meetings during the director’s term. Typically, the six meetings consist of four quarterly, plus one to approve the annual plan and one for strategic planning.

(3)

Committee meeting fees of $1,000 per meeting may be paid at the Compensation Committee’s discretion for committee meetings in the following situations: (i) where the committee chair invites a non-committee Board member to attend a committee meeting and the chair determines that a meeting fee will be paid; and (ii) for meetings in excess of the scheduled number of annual meetings for each committee.

(4)

Upon joining the Board, directors (a) receive an initial retainer stock option to purchase 40,000 shares, which stock option vests 1/24 per month over two years and has an exercise price equal to the fair market value of the stock on the date of grant; and (b) an initial retainer RSU award equal to $100,000 in value on the grant date. The initial retainer RSU award vests 50% on each of the 25th day of the first and second anniversaries of the grant month.

(5)

Directors annually receive (a) a retainer stock option to purchase 24,000 shares that vests 1/12 over one year and has an exercise price equal to the fair market value of the stock on date of grant; and (b) a retainer RSU award equal to $60,000 in value on the grant date that is fully vested on the 25th day of the first anniversary month of the grant date.

(6)	Fees in effect until May 9, 2012.
(7)	Fees effective as of May 10, 2012.

Fiscal 2012 Director Compensation Table

The following table sets forth the annual compensation received by or on behalf of the members of the Board (other than the Chief Executive Officer) for the fiscal year ended December 29, 2012.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)(10)
Richard E. Belluzzo	$70,500		$60,004	(4)	$67,440	(5)			$197,944
James V. Diller, Sr.	$56,000		$60,004	(4)	$67,440	(5)	$18,976	(8)	$202,420
Michael R. Farese	$71,500		$60,004	(4)	$67,440	(5)			$198,944
Jonathan J. Judge	$99,000		$60,004	(4)	$67,440	(5)			$226,444
Michael A. Klayko	$50,000	(3)	$68,057	(6)	$83,720	(7)			$201,777
William H. Kurtz	$79,000		$60,004	(4)	$67,440	(5)			$206,444
Frank Marshall	$4,000	(9)							$4,000
Richard N. Nottenburg	$65,500		$60,004	(4)	$67,440	(5)			$192,944

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of stock awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on February 28, 2013.

(2)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the grant date fair value of the option awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on February 28, 2013.

(3)

The amount includes the value of equity elected in lieu of cash retainer fees (the grant date fair value for RSUs granted with the following fair value as of the grant date: 3,838 RSUs were granted on May 25, 2012 with a fair value of $6.41 per unit and the grant date fair value for a stock option grant with the following fair value as of the grant date: 17,698 options were granted on June 5, 2012 with a fair value of $2.81 per share underlying the options).The excess value of each of equity grants over the cash value is included in the amounts in the Stock Awards and Option Awards columns, as applicable, and further described in FN(6) and FN(7).

(4)

The amount indicated reflects the grant date fair value for RSUs granted with the following fair value as of the grant date: 9,361 RSUs were granted on May 25, 2012 with a fair value of $6.41 per unit.

(5)

Reflects the grant date fair value for stock option grants with the following fair values as of the grant date: 24,000 options were granted on June 5, 2012 with a fair value of $2.81. As at December 29, 2012, Mr. Belluzzo had an aggregate of 304,000 options outstanding, Mr. Diller had an aggregate of 322,005 options outstanding, Dr. Farese had an aggregate of 184,000 options outstanding, Mr. Judge had an aggregate of 270,338 options outstanding, Mr. Kurtz had an aggregate of 314,000 options outstanding, and Dr. Nottenburg had an aggregate of 79,845 options outstanding.

(6)

The amount indicated reflects the grant date fair value for RSUs granted with the following fair value as of the grant date: 9,361 RSUs were granted on May 25, 2012 with a fair value of $6.41 per unit. This amount also includes the additional incremental grant date fair value of $8,053 of which the director elected in lieu of cash which is set forth in FN(3).

(7)

Reflects the grant date fair value for stock option grants with the following fair values as of the grant date: 24,000 options were granted on June 5, 2012 with a fair value of $2.81 per unit. This amount also includes the additional incremental grant date fair value of $16,280 of which the director elected in lieu of cash which is set forth in FN(3). As of December 29, 2012 Mr. Klayko had an aggregate of 97,543 options outstanding.

(8)

PMC reimbursed Mr. Diller for medical insurance for Mr. Diller and his wife. At the time of Mr. Diller’s resignation from the position of Chief Executive Officer of PMC in 1997, the Company agreed to reimburse Mr. Diller for the annual health insurance premiums for himself and his spouse during his lifetime.

(9)	The amount reflects excess meeting fees paid at the discretion of the Compensation Committee for additional meetings held.
(10)	The Company did not pay any non-equity incentive plan compensation or any non-qualified deferred compensation to its directors in 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the fiscal 2012 compensation of our principal executive officer, each individual who served as our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were PMC’s most highly compensated executive officers (collectively, the “named executive officers”). The named executive officers for fiscal 2012 were:

•	Gregory S. Lang, our President and Chief Executive Officer (our “Chief Executive Officer”);

•	Steven J. Geiser, our Vice President, Finance and Chief Financial Officer effective November 19, 2012;

•	Colin C. Harris, our Vice President, Chief Operating Officer and General Manager, Communications Business Unit;

•	Travis Karr, our Vice President, General Manager, Enterprise Storage Division;

•	Robert M. Liszt, our Vice President, Worldwide Sales; and

•	Michael W. Zellner, our former Vice President, Finance and Chief Financial Officer until November 19, 2012.

In this Compensation Discussion and Analysis, PMC is referred to as “our,” “us,” “we,” or “the Company.”

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2012. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board (the “Committee”) arrived at the specific 2012 compensation decisions for our executive officers, including the named executive officers, and discusses the key factors that the Committee considered in determining their compensation.

Company and Compensation Overview

Fiscal 2012 Business Results

2012 was a challenging year due to the macro economic climate, weak carrier spending and the slow adoption of new optical transport network technology in metro networks. In fiscal 2012, we reported annual revenues of $531 million, a 19% decline from fiscal 2011. We generated $77.5 million in non-GAAP operating income, representing an operating margin of 15% versus 22% in fiscal 2011. Our non-GAAP diluted earnings per share (EPS) for fiscal 2012 was $0.38 versus $0.60 in fiscal 2011. Despite these challenges, we executed well operationally by continuing to deliver best-in-class products and focusing on shoring up next generation design wins with our key customers. Our balance sheet remains strong with net cash of $273 million at the end of fiscal 2012 and we remain focused on all key operating metrics.

The network matters – today, more than ever. In the era of big data explosion, there’s more data now than ever before in our history and it is growing faster than the ability of the network to carry it. PMC is well positioned to solve the tough network problems with our focus on transforming storage, optical and mobile networks. We believe that these market segments offer significant opportunities for creating shareholder value and PMC will continue to execute on its long-term strategic objectives.

As a sign of confidence in PMC’s long-term financial outlook and growth opportunities, in fiscal 2012 the Board authorized a $275 million share repurchase program in addition to the $40 million it had previously authorized. In fiscal 2012, PMC repurchased and retired a total of 33,731,934 shares of its common stock and has remaining authority to repurchase up to $115 million shares.

A GAAP to non-GAAP reconciliation of the above financial measures is provided at the end of this proxy statement on page 59.

Fiscal 2012 Significant Executive Compensation Actions

As reflected in our compensation philosophy, we set the compensation of our executive officers, including the named executive officers, based on their performance, defined as their ability to achieve annual operational objectives that further our long-term business objectives and create sustainable long-term stockholder value in a cost-effective manner.

On November 16, 2012, we entered into a letter agreement with Mr. Geiser in connection with his appointment as our Vice President, Finance and Chief Financial Officer. The letter agreement provides for the following:

•

An annual base salary of $335,000 and eligibility to participate in our Short Term Incentive Program (“STIP”) with an initial target award opportunity equal to 70% of his annual base salary for a total cash compensation target that was in the 35th percentile of our Peer Group when set;

•	equity awards including an option to purchase 385,000 shares of our common stock and a restricted stock unit (“RSU”) award covering 128,333 shares of our common stock; and

•

severance protections for termination without cause during the first twelve months of employment and in connection with a change of control as described under “Change of Control/Severance Arrangements” beginning at page 39 and “Potential Payments Upon Termination or a Change of Control” beginning on page 50.

For fiscal 2012, the Committee took the following significant actions with respect to the compensation of the Chief Executive Officer and the other three named executive officers who were with the Company at the time of these actions:

•

Base salary—Effective July 9, 2012, base salaries for our named executive officers, excluding our Chief Executive Officer, increased an average of 3.62% over their fiscal 2011 levels. Based on our 2012 total compensation analysis, named executive officer’s base salaries ranged from the 47th percentile to the 82nd percentile of our Peer Group when set in May, 2012.

•

Incentive bonus – Target bonus opportunities for our named executive officers were set in May 2012 and ranged from the 27th percentile to the 67th percentile of the Peer Group when set. Actual STIP bonuses paid to the named executive officers for fiscal 2012 ranged from between 40% to 48% of individual bonus targets.

•

Equity award—The aggregate values of annual stock option and time-based RSU awards to our named executive officers (excluding Mr. Zellner who received no equity awards in 2012) ranged from approximately $399,084 to approximately $1,465,134 when set in May, 2012. The Chief Executive Officer received 50% of his awards in a performance-based RSU award (the “Performance RSUs”) targeted at 70,000 shares of our common stock. The award granted on August 27, 2012 is further described beginning on page 35 under “Equity Awards”.

•

Performance shares—As noted immediately above, in fiscal 2012 the Company made its first performance-based equity award to its Chief Executive Officer and the Committee decided to make Performance RSUs a portion of all executive officers’ annual equity awards in 2013, as further described as page 37 under “Fiscal 2013 Equity Program.”

The Committee determined that the fiscal 2012 equity compensation awards for the named executive officers were consistent with its total direct compensation objective of maintaining market competitiveness and retention value. The Committee also took into consideration the fact that, consistent with our pay-for-performance compensation philosophy, the equity awards further increased the named executive officers’ stake in the Company, thereby reinforcing their incentive to manage our business as owners and subjecting a significant portion of their total compensation to fluctuations in the market price of our common stock. In the aggregate PMC considers the actual compensation of the individual named executive officers, including the Chief Executive Officer, to be between 34% and 64% performance-based.

Fiscal 2012 Significant Corporate Governance Actions

During fiscal 2012, the Board took the following significant actions to enhance our corporate governance standards in our executive compensation practices:

•

Compensation-Related Risk Review. Internal Audit, which reports directly to the Audit Committee of the Board, conducted a review of our incentive compensation programs in effect for fiscal 2012 and 2013 and determined that these programs were not reasonably likely to present a material adverse risk to the Company;

•

Annual Compensation Review. The Company’s performance review period (the “Focal Review Period”) during which compensation data and trends are reviewed and the Committee determines the compensation for the Chief Executive Officer, the other named executive officers and other executive officers, shifted from the beginning of the year to mid-year. Shifting the Focal Review Period enables the Committee to reassess the financial outlook and consider more current compensation data as the market trends’ surveys which are generally updated in April and many Peer Group companies are filing their proxies in the first and second quarters of the calendar year.

We also endeavored to maintain good governance standards in our executive compensation practices. The following policies remained in effect in fiscal 2012:

•

Equity Ownership Policy. Align the interests of our named executive officers with the interests of our stockholders by maintaining equity ownership guidelines that require that each named executive officer retain a minimum equity ownership interest in the Company;

•	Insider Trading Policy. Maintain our insider trading policy that prohibits our executive officers from holding any of their shares of our common stock in margin accounts;

•

Performance Emphasis. Continue to emphasize pay for performance through our STIP annual bonus program with payment based primarily on the Company’s financial performance and through an equity program that includes options and, in the case of the Chief Executive Officer in fiscal 2012, Performance RSUs;

•

Compensation Recovery Policy. Maintain a compensation recovery (“clawback”) policy for our STIP annual bonus program that requires our Chief Executive Officer and Chief Financial Officer to repay any bonus earned for a fiscal period that is subsequently restated if our Board determines that the restatement resulted from the individual’s gross-recklessness or intentional misconduct;

•

Limited Perquisites. Not provide significant perquisites or other personal benefits to our executive officers, including the named executive officers. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs and are rewarded under the same STIP annual bonus program as our other regular employees;

•

Separate Board Chair and CEO Roles. Continue to operate with the roles of Board Chairman and Chief Executive Officer held by separate individuals, which we have done since the second quarter of 2008, and since August 2011, we have had an independent, non-executive Board Chairman;

•

Limited Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, including the named executive officers other than retirement plans available generally to all our employees; and

•

Independent Advisor to Compensation Committee. The Committee retains its own advisors on executive and director compensation and other matters presented to the Committee. Except as disclosed below, the Committee’s current compensation consultant, Compensia, does not provide any services to the Company. The Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NASDAQ listing standards, and determined that no conflict of interest exists with respect to the work that Compensia performs for the Committee.

Results of Annual Say-on-Pay Vote

The Board and PMC’s executive team value the opinions of our stockholders. At the 2012 annual meeting of stockholders, more than 99% of the votes cast on the shareholder advisory vote proposal on the compensation of our named executive officers (“Say on Pay”) were voted in favor of our executive compensation program. The Board and Compensation Committee reviewed the results of the Say-on-Pay vote and in light of the vote outcome, decided to retain the same approach to our executive compensation program. Accordingly, we did not make any significant changes to our executive compensation policies or practices as a direct result of the outcome of the favorable Say-on-Pay vote.

Compensation Philosophy and Objectives

We use our executive compensation program to reward performance and strike a balance between executive retention and stockholder return by:

•	directly and substantially linking rewards to measurable corporate performance;

•

permitting sufficient flexibility to enable us to continue to attract, motivate and retain executive officers in a highly cyclical business environment and to support us in achieving our strategic business objectives;

•	incentivizing our executive officers in all stages of the cyclical economy of the semiconductor industry;

•	minimizing dilution by providing a mix of equity incentives within Committee-approved guidelines;

•	providing competitive compensation with opportunity for above-market pay tied to above-target performance; and

•	ensuring that our executive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of “independent” directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Committee’s objective is to ensure that the total compensation paid to our executive officers, including the named executive officers, is fair, reasonable, and competitive. The Committee reviews and approves the total compensation, as well as each compensation element, for our executive officers, including the named executive officers. The compensation and benefits provided to the named executive officers are structured similarly to those provided to our other executive officers and employees.

The Committee may, if it chooses, delegate any of its responsibilities to subcommittees, in accordance with the Committee’s charter.

The Committee operates under a written charter adopted by the Board. A copy of the charter is available at: http://www.pmcs.com/charter/compensation.

Role of Management

In the first half of the year, management prepares and submits to the Committee annual performance ratings and compensation recommendations for our executive officers, including the named executive officers, for review and approval. These recommendations are based on the executive officers’ performance in the prior year, expectations for individual contributions in the upcoming year and a comparative analysis of our executive compensation practices to the competitive market, as described below. The Committee considers, but is not bound to and does not always accept, management’s executive compensation recommendations.

Management attends all or a portion of the Committee’s regularly-scheduled meetings, but the Committee also meets and confers without management present. The Committee discusses our Chief Executive Officer’s compensation with him, but makes decisions with respect to his compensation without him present and considering feedback from the entire Board. The Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, including the named executive officers.

Role of Compensation Consultant

The Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In fiscal 2012, the Committee continued to engage Compensia, Inc., a national compensation consulting firm (“Compensia”), to apprise the Committee on executive compensation trends, advise the Committee on management’s proposals, and assist the Committee in determining the compensation of our Chief Executive Officer and other executive officers. Compensia reports to the Committee rather than to management, although Compensia may meet with or confer with management from time to time for purposes of gathering information in connection with projects the Committee assigns to Compensia and to evaluate proposals that management may make to the Committee.

As noted above, Compensia maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, the Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1and the NASDAQ listing standards, and concluded that no conflict of interest exists with respect to the work that Compensia performs for the Committee.

In fiscal 2012, under the Committee’s supervision, Compensia analyzed each executive officer’s compensation taking into consideration peer company data for comparative purposes. Towers Watson & Co. (“Towers Watson”) provided management with competitive market data to compare each element of total direct compensation, including base salaries, incentive compensation, total cash compensation and equity awards against similar roles within a group of peer companies in the United States semiconductor industry that have similar financial profiles to us or against which we compete for business and talent (the “Peer Group”) as well as published survey data (Radford and Zviran) for the high technology industry for similarly sized organizations.

The Peer Group the Committee used for determining 2012 executive compensation was based on a third quarter fiscal 2011 Towers Watson study which included companies that are reasonably comparable to PMC in terms of industry and financial characteristics considering revenue and market capitalization targets of 0.5x – 2x PMC and may include companies outside the reference targets if we compete with them for talent. The 2012 Peer Group was Altera Corporation, Analog Devices, Inc., Applied Micro Circuits Corporation, Broadcom Corporation, Emulex Corporation, Integrated Device Technology, Inc., Intersil Corporation, Marvell Technology Group Ltd., NetLogic Microsystems, Inc., OmniVision Technologies, Inc., QLogic Corporation, RF Micro Devices, Inc., Silicon Laboratories Inc., Skyworks Solutions, Inc., and Standard Microsystems Corporation. Except as discussed above, Towers Watson did not provide any other services to the Company in fiscal 2012.

During the third quarter of fiscal 2012, Compensia undertook the annual Peer Group benchmarking analysis with similar objectives as the 2011 study and financial considerations of revenue target of 0.5x – 2.1x PMC and a market capitalization target of 0.5x – 5x PMC. Altera Corporation, Analog Devices, Inc., Marvell Technology

Group Ltd., and Applied Micro Circuits Corporation were removed from the list as they fell outside of the revenue parameters. Cirrus Logic, Inc., Cypress Semiconductor Corporation, Microsemi Corporation, and Semtech Corporation matched the objectives and were added to the list. Although Broadcom Corporation and LSI Corporation fall outside of the financial considerations, they are included as we compete with both companies for executive talent. Standard Microsystems Corporation was included in the Peer Group until acquired by Microchip Technology in August 2012. In summary, the companies identified below compromise our Peer Group for compensation referencing in fiscal 2013. This Peer Group was used for purposes of determining the new Chief Financial Officer’s compensation and will be used for 2013 executive compensation decisions.

2013 Peer Group

Broadcom Corporation	Microsemi Corporation
Cirrus Logic, Inc.	OmniVision Technologies, Inc.
Cypress Semiconductor Corporation	QLogic Corporation
Emulex Corporation	RF Micro Devices, Inc.
Integrated Device Technology, Inc.	Semtech Corporation
Intersil Corporation	Silicon Laboratories Inc.
LSI Corporation	Skyworks Solutions, Inc.

Elements of Compensation

In setting the compensation levels for our executive officers, including the named executive officers, the Committee takes into consideration the proposed compensation package as a whole and each compensation element individually. The Committee also considers the executive officer’s past and expected future contributions to our business and the market data prepared by our compensation consultant on the cash compensation and equity awards for comparable executive officer positions in the Peer Group. Incentive compensation is compared to the Peer Group on a target and actual basis for the most recent fiscal year. Stock options are valued using a Black-Scholes option pricing model. We also reference equity awards as a percentage of market capitalization and as a percentage of the total number of shares of common stock outstanding.

We strongly believe in engaging and retaining the best talent for critical functions. To enable us to hire and retain talented executives, the Committee may determine that it is in our best interests to deviate from our standard compensation practices when such deviation is required by competitive or other market forces.

Base Salary

We offer a competitive base salary to each executive officer to recognize the skills and experience that an individual brings to the Company, the contributions he or she makes and the responsibilities he or she undertakes. In considering base salary adjustments, the Committee targets the median (50th percentile) of the base salaries of executive officers in comparable positions in the Peer Group. Other factors considered by the Committee include internal comparisons, individual skills and experience, performance contributions and competitiveness of the marketplace. Base salaries are reviewed on an annual basis.

After considering Peer Group compensation for comparable positions, management recommendations and the other factors described above, the Committee increased the base salaries of the named executive officers other than our Chief Executive Officer and Mr. Zellner, for 2012 by an average of 3.62%, positioning the base salaries for these named executive officers between the 47th percentile and the 82nd percentile of comparable positions in our Peer Group when set in May 2012. Our Chief Executive Officer, whose base salary was positioned at the 68th percentile of our Peers as of May 2012, did not receive an adjustment in 2012 nor did Mr. Zellner.

The base salaries paid to the named executive officers during fiscal 2012 are set forth in the “Salary” column of the Summary Compensation Table on page 43.

Short-Term Incentive Program

In fiscal 2012, our executive officers, including the named executive officers, participated in the Short Term Incentive Program (“STIP”), our annual bonus program designed to reward corporate and business unit/functional group performance for attainment of pre-established goals. For executive officers, excluding our Chief Executive Officer, STIP included four components in fiscal 2012:

•

Target Individual Bonus Opportunity: the executive officer’s target annual bonus opportunity, which was established as a percentage of earned base salary as set by the Committee, taking into consideration the median (50th percentile) of the competitive market;

•

Percentage of Company Achievement: the Company’s performance against annual pre-established profitability target in its annual operating plan of record, as approved by the Board before the start of the year;

•	Percentage of Unit or Group Achievement: the annual business unit or functional group objectives established with each of the executive officers at the beginning of the fiscal year; and

•	Percentage of Individual Achievement: individual performance evaluated by our Chief Executive Officer at year-end.

The calculation for the 2012 annual STIP bonus payout formula for our named executive officers, other than our Chief Executive Officer, operated as follows:

Target Individual Bonus Opportunity	X	Percentage of Company Achievement	X	Percentage of Unit or Group Achievement	X	Percentage of Individual Achievement	=	Bonus Payout

The calculation for the 2012 annual STIP bonus payout formula for our Chief Executive Officer operated as follows:

Target Individual Bonus Opportunity	X	Percentage of Company Achievement	X	Weighted Average of the Unit/ Group Achievement	=	Bonus Payout

Target Individual Bonus Opportunity

As established by the Committee, the individual target bonus opportunities for each of the named executive officers for 2012 were as follows:

Named Executive Officer	Bonus Target (as a percentage of base salary)
Gregory S. Lang President, Chief Executive Officer	110%

Steven J. Geiser Vice President, Finance and Chief Financial Officer	70%

Colin C. Harris Vice President, Chief Operating Officer and General Manager, Communications Business Unit	70%

Travis Karr Vice President, General Manager, Enterprise Storage Division	70%

Robert M. Liszt Vice President, Worldwide Sales	60%

Michael W. Zellner Former Vice President, Finance and Chief Financial Officer	60%

The 2012 bonus targets of the named executive officers other than our Chief Executive Officer were, on average, at the 45th percentile of comparable positions in the Peer Group. Our Chief Executive Officer’s target bonus was increased to 110% for 2012, positioning his target percentage at the 45th percentile of our Peer Group when set in May 2012.

Company Achievement

The primary component of STIP is Company achievement determined based on the Company’s performance against a pre-established target for our earnings before interest and taxes (“EBIT”), on a non-United States generally accepted accounting principles (“non-GAAP”) basis, as set in the Company’s 2012 annual plan of record, an internal, non-public financial plan approved by the Board prior to the fiscal year and reviewed quarterly (the “Annual Plan of Record”).

We use non-GAAP operating measures, such as non-GAAP EBIT, internally to evaluate our operating performance. The target level for this performance measure, like all of the target levels in the Annual Plan of Record, is considered by management when set to be aggressive but not unattainable, and is based on management’s evaluation of customer feedback and demand projections, historical revenue and trends, expense projections and the industry and economic environment, among other things. Because the Annual Plan of Record represents a proposed annual business plan and we only disclose our business outlook based on a limited number of financial measures one fiscal quarter in advance, we believe that disclosure of the Annual Plan of Record would be competitively harmful and confusing to investors. Nonetheless, to assist stockholders in understanding how we measure our financial performance, a description of how we calculated non-GAAP operating income and non-GAAP net income in fiscal 2012 is set forth on page 59.

The Committee does not believe that bonuses should be paid unless more than 50% of the Company performance target is met. Thus, STIP generally requires a minimum achievement threshold of 50% of the Annual Plan of Record target level for the EBIT measure to fund the bonus pool regardless of our achievement against other performance measures. However, the Committee retains discretion to fund the bonus pool, under STIP in the event that achievement is below the 50% threshold. While the Committee believes that payment for achievement over 50% of the Annual Plan of Record target level is valuable for retention and competitiveness, individual payments are capped at 200% of the individual target bonus opportunity. We calculate achievement above and below target in a linear fashion; there are no accelerators built into the current calculation.

Unit or Group Achievement

The executive officers develop annual performance objectives for their business unit or functional group which are reviewed at least semi-annually. These performance objectives are dynamic, short-term goals that align with our Annual Plan of Record and the Company’s strategic objectives. These may relate to business unit financial achievement, project execution, design wins, operational excellence or major new initiatives. For example, the objectives for a business unit may include but are not limited to goals regarding revenue and operating income for its division, new product execution, major design wins and new product definition; the objectives for the group run by our Vice President, Worldwide Sales may include, but are not limited to new customer accounts, revenue goals, a target for new design wins, engagement with an existing customer on a new product strategy and an operational efficiency target. The target levels established for each business unit and functional group performance objective are realistic but attainable only with significant effort. The maximum achievement level for the unit/group is 125% and 200% is the cap for the combined Company and unit/group achievement level.

Individual Achievement

Our Chief Executive Officer reviews the performance of the executive officers, including those who are also named executive officers, against his or her achievement of the stated applicable goals for the executive’s unit or group as well as in regard to whether the individual performed substantially above or below expectations.

Executive officers who fall below expectations may receive no bonus or a smaller bonus and executive officers who have exceeded expectations may receive a larger bonus. The maximum individual STIP payout is two times the individual’s target bonus opportunity considering all of the factors.

Fiscal 2012 STIP Payments

In fiscal 2012, STIP was measured at mid-year with a progress payment made based on estimated expectations of the full year’s achievement against performance targets. Final STIP payments for fiscal 2012 reflected actual Company performance in fiscal 2012 and the final assessment of the individual and business unit or functional group achievement, after taking into consideration the mid-year performance payment. Due in large part to challenging macro-economic factors beyond the Company’s control, the Company achieved 50.4% of our EBIT target set forth in the Annual Plan of Record. Execution on group/unit objectives remained strong: the range of group/unit achievement by the named executive officers in 2012 was 79% to 96%. The fiscal 2012 STIP bonus as earned by our named executive officers ranged from 40% to 48% of individual target.

Our Chief Executive Officer’s STIP for 2012 was calculated on the basis of his bonus opportunity ($726,000), percentage of company achievement (50.4%) and the weighted average of the unit/group achievement of the executive officers (87%) for a bonus equal to 44% of his target.

The cash bonuses paid to the named executive officers in 2012 under STIP are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 43 and, for Mr. Karr, a cash bonus amount in the “Bonus” column in the Summary Compensation Table reflecting a discretionary amount paid to him in 2012 to give retroactive effect, for 2011 performance, to an increase in his bonus target under the STIP from 50% of base salary to 70% of base salary.

STIP for 2013

2013 STIP for named executive officers, other than our Chief Executive Officer, will be structured the same as 2012 STIP with the Company performance target tied to the pre-established EBIT target on a non-GAAP basis in the Company’s 2013 annual plan of record and unit or group performance targets aligned to Company objectives for 2013 in a similar manner as described above.

The structure of 2013 STIP for our Chief Executive officer will be a factor of two components: the Company performance target tied to the pre-established EBIT target in our 2013 annual plan of record and his target individual bonus opportunity.

Compensation Recovery (“Clawback”)

As part of our ongoing corporate governance efforts, we maintain a compensation recovery (“clawback”) policy whereby, our Chief Executive Officer and Chief Financial Officer may be required to repay a bonus earned for a financial period that is subsequently restated if the Board determines that the restatement resulted from the individual’s gross-recklessness or intentional misconduct.

Equity Awards

The Committee believes that equity incentives encourage the achievement of superior results over time and align the interests of our executive officers and stockholders. To support our retention objectives, all equity awards are subject to vesting provisions to encourage executive officers to remain employed with and invested in PMC. Based on recommendations from management, the Committee selects the executive officers to whom equity awards may be granted, the number of shares of our common stock to be subject to the award and the terms and conditions of each award. The Committee uses both stock options and RSU awards as equity incentives for our executive officers, including the named executive officers.

The Committee uses the share value transfer (“SVT”) method as its primary metric of setting and measuring our equity use. SVT expresses the value of equity granted as a percentage of market capitalization. The Committee relies on several other data points such as Peer Group usage and ISS grant guidelines in formulating its equity award decisions.

The size of the annual equity awards granted to our executive officers are based on a number of factors including: Peer Group data targeted at the median (50th percentile) for executive officers in comparable positions, internal comparisons to the executive officer’s peers, individual skills and experience, the executive officer’s performance and specific contributions during the prior year and the expectations for future contributions. The annual equity awards granted in fiscal 2012 by the Committee to our named executive officers, were targeted to be in the 50th percentile of the equity awards in comparable positions in the Peer Group granted. During fiscal 2012, the Committee approved annual stock option grants to our current named executive officers (including our Chief Executive Officer) to purchase an aggregate of 479,500 shares of our common stock with an average exercise price of $5.71 per share. In addition, during fiscal 2012, the Committee granted time-based RSU awards covering an aggregate of 222,500 shares of our common stock to our current named executive officers (including our Chief Executive Officer). Mr. Zellner did not receive any equity awards in fiscal 2012.

Mr. Geiser received new-hire equity grants, including a stock option award to purchase 385,000 shares of our common stock and a RSU award covering 128,133 shares of our common stock.

On August 27, 2012, the Committee granted to our Chief Executive Officer a Performance RSU award targeted at 70,000 shares of our common stock, up to a maximum of 105,000 shares. On January 22, 2013, the Committee determined that our Chief Executive Officer had earned 40,460 shares of our common stock pursuant to the Performance RSU award (the “Earned RSUs”) based on the Company’s performance against its internal revenue target during the January 2, 2012 – December 29, 2012 performance period, adjusted to exclude revenue from any merger and acquisition activity, and as set forth below. The Chief Executive Officer’s Earned RSUs vest as to 50% of the shares on May 25, 2013, as to 25% on May 25, 2014 and as to the remaining 25% on May 25, 2015.

Chief Executive Officer Performance Level	Percentage Performance Level of Adjusted Revenue Target	Percentage of the Target Number of RSUs	Number of Earned RSUs
Threshold	75%	50%	35,000
Target	100%	100%	70,000
Maximum	120%	150%	105,000
Actual Earned RSUs	79%	58%	40,460

Consistent with the trend within our Peer Group of granting a greater proportion of equity incentive compensation in the form of RSUs, in fiscal 2012, the Company’s equity awards granted to the named executive officers, excluding the Chief Executive Officer, were allocated to provide 25% of the equity in the form of stock options and 75% of the equity in the form of RSUs. In fiscal 2012, approximately 75% of our Chief Executive Officer’s equity awards at target were subject to the risk of performance including options and Performance RSUs, with the remaining equity awards granted as time-based RSUs.

The equity awards granted to the named executive officers in fiscal 2012 are set forth in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 43 and the Grants of Plan-Based Awards Table on page 46.

Fiscal 2013 Equity Program

To further its pay for performance objectives, the Committee will introduce Performance RSUs into the 2013 equity program for all executive officers. The Performance RSUs element of the 2013 equity program is designed to reward for sustained performance, on a relative basis to other semiconductor companies, and link rewards to total shareholder return. The equity program for the Chief Executive Officer and other named executive officers in 2013 will deliver the equity award as follows:

	Stock Options	Time- Based RSUs	Performance RSUs
Chief Executive Officer	50%	25%	25%
Other Named Executive Officers	25%	50%	25%

Thus, we anticipate that 75% of the equity awards to our Chief Executive Officer at target in 2013 will be subject to the risk of performance including options and Performance RSUs and 50% of the equity awards at target to our other named executive officers in 2013 will be subject to the risk of performance.

With respect to the Performance RSU awards, a target number of shares of our common stock subject to such RSUs will be awarded to each of our named executive officers and such RSUs will become earned based on the Company’s total shareholder return (“TSR”) relative to the total shareholder return of companies within the Semiconductors and Semiconductor Equipment Industry Group of the Information Technology Sector as identified by the Global Industry Classification Standard code developed by Standard & Poor’s and MSCI (“GICS semiconductor companies”). Specifically, the actual number of shares subject to the Performance RSUs that will become earned will be determined by comparing the Company’s TSR rank against the rankings of the GICS semiconductor companies over the two-year performance period from July 1, 2013 through June 30, 2015, with 50% of the target number of shares earned upon a Company TSR ranking in the 25th percentile and up to 150% of the target number of shares earned upon a Company TSR ranking in the 75th percentile or above and with actual performance that falls between performance levels to be determined on a straight line interpolation basis. Fifty percent of the shares of our common stock subject to the Performance RSUs that are earned will vest on August 25, 2015 and the remaining 50% will vest on August 25, 2016. All RSU grants associated with the 2013 annual review period will be processed in August 2013 pursuant to the Company’s regular process and following completion of the annual performance review cycle.

Equity Award Grant Policy

The Committee has a general policy for the grant of stock options and other equity awards, which applies to our executive officers, including the named executive officers. Specifically, this policy provides that:

•

Stock options are only granted on the first Tuesday of each month, while RSUs are granted quarterly on the 25th day of the second month of the quarter (that is, February 25th, May 25th, August 25th and November 25th).

•

If the market is closed on the pre-selected grant date, the grant date will be the next trading day the market is open. However, if a member of the Committee has not provided his approval before the pre-selected grant date, then the grant date will become the date the last Committee member provides his approval.

•

Effective starting in 2012, time-based RSU awards and any earned Performance RSU awards vest on the 25th day of the month in which the applicable vesting date occurs in order to streamline administration of such awards, including for purposes of reporting under Section 16 of the Exchange Act.

•

Awards are approved only at a properly constituted meeting of the Committee or by electronic unanimous written consent of the Committee members. All required documentation, including the recommended recipients and award amounts, is sent by management, approved in advance by our Chief Executive Officer and received by the Committee typically several days prior to the pre-selected grant date.

•

Management’s recommendations for equity awards take into consideration a number of factors as appropriate for the type of award including level of position, function, market competitiveness, retention value, geography and individual performance. Recommendations reference award size guidelines that are reevaluated periodically by management’s compensation consultant and reviewed at the executive officer level with the Committee. Award recommendations that exceed the guidelines are highlighted during the approval process. The Committee may deviate from management’s recommendations prior to approving any award.

•	All stock option grants have a per share exercise price equal to the closing market price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

In fiscal 2012, all equity awards were approved by electronic unanimous written consent of the Committee members in advance of the pre-selected grant date so that all awards were made on the pre-selected grant date (or the next trading day thereafter if the market was closed on the pre-selected grant date).

Because the Committee grants stock options on a monthly basis and RSUs on a quarterly basis, each on pre-selected dates, the equity awards granted to our executive officers may be made prior to the release of material nonpublic information that may result in an increase in the market price of our common stock, such as a significant positive earnings announcement. Management and the Committee believe that consistency in grant dates for equity awards is paramount. Given our ongoing hiring efforts in a competitive job market and the historical volatility of our stock price, management and the Committee believe that it is important to grant equity awards as close as possible to the employment start-date of newly hired employees. In fiscal 2012, equity awards provided in connection with our Focal Review Period of eligible employees, including executive officers hired before October 1st of the previous year, were granted in August.

Retirement and Other Health and Welfare Benefits

We maintain a tax-qualified 401(k) plan in which our executive officers, including the named executive officers, and most U.S. employees participate. Our Canadian-based named executive officers, and other Canadian employees, participate in PMC’s Group Registered Retirement Savings Plan (the “RRSP”). The Company offers a pre-tax deferral into these savings programs up to a maximum matching contribution of $5,500.

In fiscal 2012, our executive officers, including the named executive officers, were eligible to receive the same health and welfare benefits that are generally available to our other employees and a contribution to their benefit premium on the same terms that are provided to other employees under the same plan and level of coverage. These benefits programs include health and dental insurance, health and dependent care flexible spending accounts, short-term and long-term disability, life insurance and supplemental life insurance, accidental death and dismemberment, leave programs, employee assistance program and certain other benefits.

Our employees, including the named executive officers and other executive officers, may also participate in our stockholder approved Employee Stock Purchase Plan which enables them to purchase shares of our common stock at a price equal to 85% of the fair market value of the common stock on the enrollment date or the exercise date, whichever is lower. Additional compensation may be obtained by participating in our invention award program or our education assistance program, both of which are available to employees generally.

We do not provide defined benefit pension plans, supplemental executive retirement plans or defined contribution retirement plans to our executive officers, including the named executive officers. Shares of our common stock are not included as an investment alternative in the 401(k) plan, except as it may be indirectly included as part of a fund’s holdings. We do not offer a nonqualified deferred compensation plan for any executive officers, including the named executive officers.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not offer our executive officers perquisites or other personal benefits that represent a material amount of their compensation.

Many PMC employees and executive officers travel between the United States and Canada on Company business. The Committee has approved a program that compensates individuals for any incremental tax liability arising from extensive cross-border travel and pays for professional multi-jurisdictional tax preparation services. The objective is that individuals will not suffer a greater tax liability than what would otherwise be payable in their country of permanent residence. This program ensures that individuals who must travel significantly between the United States and Canada on Company business are not financially penalized for doing the jobs PMC has hired them to do. Executive officers participating in this program are approved in advance by the Committee; others are subject to approval by our Chief Executive Officer.

Additional information with respect to the perquisites and other personal benefits provided to the named executive officers during fiscal 2012 is available in the footnotes accompanying the Summary Compensation Table on page 43.

Change of Control/Severance Arrangements

Chief Executive Officer:

We have entered into an employment agreement with our Chief Executive Officer, which provides that he will receive certain payments and benefits if his employment is involuntarily terminated without “cause” or as a result of a “constructive termination” of employment (as such terms are defined in the employment agreement), at any time or, alternatively, within 60 days preceding, or two years following, a “change of control” of PMC (as defined in the employment agreement).

In the event of a termination of employment for such reasons not in connection with a change of control of PMC, his agreement generally provides for a cash payment equal to the sum of one year of base salary, prior year STIP bonuses, reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance coverage, and accelerated vesting by 18 months of all outstanding equity awards and the extension to 12 months for the period to exercise outstanding and vested stock options.

In the event of a qualifying termination of employment in connection with a change of control of PMC, his agreement generally provides for a cash payment equal to two times base salary, as well as a cash payment equal to the prior year STIP bonuses, reimbursement of, or a lump sum payment for, the cost of 12 months of health insurance coverage, full acceleration of vesting of all outstanding equity awards and the extension to 12 months for the period to exercise stock options.

We believe that it is appropriate to provide these severance benefits to our Chief Executive Officer in order to motivate and retain a person with his experience in a highly cyclical business environment and to support us in achieving our strategic business objectives.

Chief Financial Officer:

We have entered into an employment agreement with our Chief Financial Officer, which provides for certain payment and benefits if his employment is terminated without “cause” or he resigns as a result of a “constructive termination” under circumstances either during his first year of employment or in the event of a “change of control” of PMC (as such terms are defined in his employment agreement). The severance payment and benefits for which he would be eligible under a change of control event are as described below for the other named executive officers (excluding the Chief Executive Officer). The severance payment and benefits for which he would be eligible in the event of an termination or constructive termination not in connection of a change of control include a lump sum severance payment equal to his annual base salary and reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance coverage, such cash payments to be made within 30 days of his termination date.

We believe that it is appropriate to provide these severance benefits to our Chief Financial Officer in order to attract, motivate and retain a person with his qualifications and experience.

Other Named Executive Officers:

We have entered into change of control agreements with our Chief Financial Officer and other named executive officers (excluding the Chief Executive Officer) which provide for certain payments and benefits if their employment with us is involuntarily terminated without “cause” or as a result of a “construction termination” of employment (as such terms are defined in the change of control agreement) in either case within 60 days preceding, or two years following, a “change of control” of PMC (as such term is defined in the change of control agreement). In the event of such a termination of employment in connection with a change of control, these agreements generally provide for 12 months of base salary continuation and health insurance coverage, an annual bonus payment payable over 12 months, as well as accelerated vesting of all outstanding equity awards and the extension to 12 months for the period to exercise outstanding and vested stock options.

We believe that it is appropriate to provide these severance benefits to our named executive officers to promote the stability and continuity of our executive management.

Under each of the foregoing arrangements, payments and benefits are subject to limitations to avoid unfavorable tax consequences under Sections 280G and 4999 of the Code. Under the change of control agreements and the Chief Executive Officer’s employment agreement, each of the executives will be entitled to receive either the full amount of payments and benefits provided for under the applicable agreement or a reduced amount that would result in no portion of the payments and benefits being subject to the excise tax under Sections 280G and 4999 of the Code, whichever results in the greatest amount of payments and benefits to the executive (after taking into all applicable taxes). We do not provide payments to reimburse our executive officers for additional taxes incurred (gross-ups) in connection with a change of control of PMC.

Information regarding these arrangements and the estimated payments and benefits under such arrangements for the named executive officers is provided under “Potential Payments Upon Termination or a Change of Control” beginning on page 50.

Equity Ownership Guidelines

To directly align the interests of our named executive officers with the interests of our stockholders, we maintain equity ownership guidelines that require that each named executive officer retain a minimum ownership interest in the Company. For purposes of measuring compliance with this requirement, effective January 23, 2013, “ownership position” includes shares of our common stock directly or indirectly held and fifty percent (50%) of unvested time-based restricted stock units. The amount of ownership interest that a named Executive Officer must own and hold depends upon his or her position:

•

Our Chief Executive Officer is required to own and hold a minimum number of shares of our common stock or outstanding RSUs covering shares of common stock with a total value equal to his annual base salary; and

•	Other named Executive Officers are required to own and hold a minimum number of shares of our common stock or outstanding RSUs covering shares of common stock with a total value of at least $100,000.

If the named executive officer has not met the applicable ownership guideline by the fifth anniversary of the individual becoming a named executive officer, then the individual is required to retain 100% of the after-tax gain on exercised stock options and vested RSUs until the guidelines are met. The Committee retains the discretion to grant a hardship exception to this guideline.

Messrs. Harris, Karr and Liszt meet the ownership guidelines and Messrs. Lang and Geiser are on track to meet the guidelines by their fifth anniversary of becoming a named executive officer.

Insider Trading Policy

Our insider trading policy prohibits our directors and executive officers, including the named executive officers, from holding Company securities in margin accounts. Our insider trading policy prohibits our executive officers and directors from engaging in any transaction in our stock or related securities (including derivatives of our stock) except for those types of transactions that are specifically permitted. The permitted transactions do not include pledging our stock or making hedging transactions in our stock or related securities (including derivatives of our stock). In addition, our executive officers and other persons on the executive staff or in key financial roles are subject to trading “black-out” periods and trading pre-clearance except with respect to trades made pursuant to an Exchange Act Rule 10b5-1 trading plan. Our insider trading policy is communicated quarterly to all employees worldwide with a reminder that trading on material, non-public information, including tipping, is prohibited at all times.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its responsibilities, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides generally that we may not deduct remuneration of more than $1 million that is paid in any taxable year to our Chief Executive Officer and each of our other named executive officers (other than our Chief Financial Officer). Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. The Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The Committee desires to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Committee, in its judgment, may authorize compensation payments that do not comply with an exemption from the deductibility limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and/or to ensure competitive levels of total compensation for our executive officers.

For purposes of Section 162(m), the compensation income realized upon the exercise of stock options granted under a stockholder-approved employee stock plan generally will be deductible so long as the awards are granted by a compensation committee whose members are non-employee directors and certain other conditions are satisfied, including that the exercise price of the stock option is not less than the fair market value of a share of our common stock on the date of grant. On the other hand, the compensation income realized upon the vesting of RSUs that do not meet performance-based requirements under the Code will not be deductible to the extent that, when combined with the other remuneration received by a covered executive officer during a taxable year, the total amount exceeds $1 million.

Accounting for Stock-Based Compensation

We account for stock-based compensation, including our stock options and RSUs, in accordance with the requirements of FASB ASC Topic 718. This accounting guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. This guidance also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the stock option or other award.

Compensation-Related Risk Assessment

Internal Audit, which reports directly to the Audit Committee of the Board, conducted a review of our incentive compensation programs for 2012 and 2013 and determined that these programs were not reasonably likely to present a material adverse risk to the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Jonathan J. Judge, Chair
Michael R. Farese
Michael A. Klayko

The following table sets forth fiscal 2010, 2011 and 2012 compensation information for the named executive officers, as identified in the Compensation Discussion and Analysis.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 29, 2012

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Gregory S. Lang	2012	660,000			817,600	706,320	318,336	(3)	15,985	(4)	2,518,241
President, Chief Executive Officer	2011	651,923			717,440	1,253,160	454,716	(5)	24,142	(6)	3,101,381
	2010	630,000			595,700	1,475,190	738,360	(7)	45,831	(8)	3,485,081
Steven J. Geiser	2012	32,212			640,382	750,750	10,114	(9)	5,500		1,438,957
Vice President, Finance and Chief Financial Officer

Michael W. Zellner	2012	379,742			—	—	66,917	(10)	20,646	(11)	467,306
Former Vice President, Finance and Chief Financial Officer	2011 2010	377,741 370,335			177,331 187,831	309,750 465,150	163,184 216,148	(12) (14)	27,358 35,153	(13) (15)	1,055,364 1,274,617

Colin C. Harris	2012	373,878	(16)		394,200	145,800	126,628	(17)	14,541	(18)	1,055,047
Vice President, Chief Operating Officer and	2011 2010	358,050 319,064	(19) (22)		304,000 313,056	531,000 775,250	184,899 206,506	(20) (23)	18,086 20,264	(21) (24)	1,396,035 1,634,140
General Manager, Communications Business Unit
Travis Karr	2012	309,736	(16)	42,972	1,718,340	97,200	99,440	(25)	7,073	(26)	2,274,761
Vice President, General Manager, Enterprise Storage Division	2011 2010	293,948 257,478	(19) (22)		202,669 187,831	354,000 465,150	107,330 139,111	(27) (29)	6,999 6,594	(28) (30)	964,945 1,056,164

Robert M. Liszt	2012	314,949			233,600	86,400	75,240	(31)	16,344	(32)	726,533
Vice President, Worldwide Sales	2011 2010	307,431 296,358			177,331 214,669	309,750 531,600	128,084 183,391	(33) (35)	16,523 16,598	(34) (36)	939,119 1,242,616

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of stock awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on February 28, 2013. RSUs were awarded on each of February 27, 2012, August 27, 2012, November 26, 2012, May 25, 2011, and May 25, 2010 to the named executive officers then serving.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the grant date fair value of the option awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on February 28, 2013.

(3)	Includes STIP bonus of $158,616 earned in third and fourth quarters of 2012, which was awarded in the first quarter of 2013.

(4)

This amount consists of: (a) $9,725 in multi-jurisdictional tax preparation services, (b) $5,450 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, and (c) $810 in life insurance premiums.

(5)	Includes STIP bonus of $219,390 earned in third and fourth quarters of 2011, which was awarded in the first quarter of 2012.
(6)

This amount consists of: (a) $17,832 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, and (c) $810 in life insurance premiums.

(7)	Includes STIP bonus of $305,235 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(8)

This amount consists of: (a) $13,800 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $810 in life insurance premiums, (d) $1,154 toward health benefits, and (e) $24,567 to reimburse the individual for incremental personal tax liability in 2010.

(9)	STIP bonus earned in third and fourth quarters of 2012, which was awarded in the first quarter of 2013.
(10)	Includes STIP bonus of $ 14,512 earned in the third and fourth quarters of 2012, which was awarded in the first quarter of 2013.
(11)

This amount consists of: (a) $7,500 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $2,323 in life insurance premiums, and (e) $5,323 to reimburse the individual for incremental personal tax liability in 2012.

(12)	Includes STIP bonus of $72,162 earned in third and fourth quarters of 2011, which was awarded in the first quarter of 2012.
(13)

This amount consists of: (a) $10,470 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $2,323 in life insurance premiums, and (e) $9,065 to reimburse the individual for incremental personal tax liability in 2011.

(14)	Includes STIP bonus of $86,298 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(15)

This amount consists of: (a) $14,629 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $2,322 in life insurance premiums, (d) $1,154 toward health benefits, and (e) $11,548 to reimburse the individual for incremental personal tax liability in 2010.

(16)

The named executive officer is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2012, the average hedged exchange rate for this calculation was 1.01.

(17)	Includes STIP bonus of $61,448 earned in third and fourth quarters of 2012, which was awarded in the first quarter of 2013.
(18)

This amount consists of: (a) $7,486 in multi-jurisdictional tax preparation services, (b) $726 in life insurance premiums, (c) $1,378 toward health benefits, and (d) $4,951 of employer matching of the individual’s contributions under the tax-qualified Canadian Registered Retirement Savings Plan (“RRSP”).

(19)

The named executive officer is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2011, the average hedged exchange rate for this calculation was 1.01.

(20)	Includes STIP bonus of $85,632 earned in third and fourth quarters of 2011, which was awarded in the first quarter of 2012.
(21)

This amount consists of: (a) $11,089 in multi-jurisdictional tax preparation services, (b) $642 in life insurance premiums, (c) $1,427 toward health benefits, and (d) $4,928 of employer matching of the individual’s contributions under the tax-qualified Canadian Registered Retirement Savings Plan (“RRSP”).

(22)

The named executive officer is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2010, the average hedged exchange rate for this calculation was 1.06.

(23)	Includes STIP bonus of $89,731 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.

(24)

This amount consists of: (a) $2,529 in multi-jurisdictional tax preparation services, (b) $567 in life insurance premiums, (c) $1,343 toward health benefits and (d) $4,737 of employer matching of the individual’s contributions under the tax-qualified Canadian Registered Retirement Savings Plan (“RRSP”), and (e) $11,088 to reimburse the individual for incremental personal tax liability in 2010.

(25)	Includes STIP bonus of $51,757 earned in third and fourth quarters of 2012, which was awarded in the first quarter of 2013.
(26)	This amount consists of: (a) $601 in life insurance premiums, (b) $1,521 toward health benefits and (c) $4,951 of employer matching of the individual’s contributions under RRSP.
(27)	Includes STIP bonus of $47,893 earned in third and fourth quarters of 2011, which was awarded in the first quarter of 2012.
(28)	This amount consists of: (a) $528 in life insurance premiums, (b) $1,543 toward health benefits and (c) $4,928 of employer matching of the individual’s contributions under RRSP.
(29)	Includes STIP bonus of $70,618 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(30)	This amount consists of: (a) $454 in life insurance premiums, (b) $1,403 toward health benefits and (c) $4,737 of employer matching of the individual’s contributions under RRSP.
(31)	Includes STIP bonus of $34,700 earned in third and fourth quarters of 2012, which was awarded in the first quarter of 2013.
(32)

This amount consists of: (a) $2,144 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan, and (d) $8,700 in automobile allowances.

(33)	Includes STIP bonus of $61,240 earned in third and fourth quarters of 2011, which was awarded in the first quarter of 2012.
(34)

This amount consists of: (a) $2,323 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan, and (d) $8,700 in automobile allowances.

(35)	Includes STIP bonus of $76,259 earned in third and fourth quarters of 2010, which was awarded in the first quarter of 2011.
(36)

This amount consists of: (a) $1,244 in life insurance premiums, (b) $5,500 of employer’s matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,154 in health benefits, and (d) $8,700 in automobile allowances.

The Company provides the named executive officers with no perquisites or personal benefits during or after the officer’s employment, except as disclosed in this Proxy Statement.

The following tables sets forth for the fiscal year ended December 29, 2012 certain information regarding the stock options and other plan-based awards granted to the named executive officers during fiscal 2012.

GRANTS OF PLAN-BASED AWARDS TABLE

For Fiscal Year Ended December 29, 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option or Stock Awards ($/share)		Grant Date Fair Value of Stock and Option Awards ($)(1)(2)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory S. Lang	8/7/2012 8/27/2012 8/27/2012		726,000	1,452,000	35,000	70,000	105,000	70,000 70,000	327,000	$ $ $	5.71 — —	$ $ $	706,320 408,800 408,800
President, Chief Executive Officer
Steven J. Geiser	11/26/2012 12/4/2012		22,548	45,097				128,333	385,000	$ $	— 5.23	$ $	640,382 750,750
Vice President, Finance and Chief Financial Officer
Michael W. Zellner								—	—	$ $	— —	$ $	— —
Former Vice President, Finance and Chief Financial Officer
Colin C. Harris	8/7/2012 8/27/2012		261,715	523,429				67,500	67,500	$ $	5.71 —	$ $	145,800 394,200
Vice President, Chief Operating Officer and
General Manager, Communications Business Unit
Travis Karr	2/27/2012 8/7/2012 8/27/2012		216,815	433,630				209,732 45,000	45,000	$ $ $	— 5.71 —	$ $ $	1,455,540 97,200 262,800
Vice President, General Manager, Enterprise
Storage Division
Robert M. Liszt	8/7/2012 8/27/2012		188,969	377,939				40,000	40,000	$ $	5.71 —	$ $	86,400 233,600
Vice President, Worldwide Sales

(*)	The actual payout amounts under STIP for fiscal year 2012 are included in the “Non-Equity Incentive Plan Compensation” column under “Summary Compensation Table.”
(1)

The value of option awards is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option will depend on the market value of PMC’s Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

(2)

The value of the stock awards is based on the fair value of the grant date of such awards determined pursuant to FASB ASC Topic 718. The price of the awards in the form of RSUs to the named executive officers is 100% of the fair market value of the shares on the award date. Regardless of whatever value is placed on an award (Restricted Stock Unit), the actual value of the award will depend on the market value of PMC’s Common Stock at such date in the future when the award vests.

(3)

Value of Performance RSUs based on probable outcome of performance conditions as of the date of grant. In accordance with FASB ASC Topic 718, this value is based on achieving the Company’s target internal revenue goals. The actual number of Performance RSUs earned by Mr. Lang on the fiscal year 2012 award was 40,460, as discussed in the section “Equity Awards.”

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END TABLE

The following table set forth certain information concerning the outstanding equity awards held by the named executive officers at the end of the fiscal year ended December 29, 2012:

	Option Awards(1)					Stock Awards(7)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory S. Lang	1,600,000	—		$8.06	5/6/2018	18,500	$94,720
President, Chief	312,187	20,813	(2)	$4.98	3/3/2019	37,000	$189,440
Executive Officer	222,000	111,000	(3)	$9.06	4/6/2020	94,400	$483,328
	177,000	247,800	(4)	$7.22	4/5/2021	70,000	$358,400
	—	327,000	(5)	$5.71	8/7/2022			70,000	(9)	$358,400
Steven J. Geiser	—	385,000	(6)	$5.23	12/4/2022	128,333	$657,065
Vice President, Finance
and Chief Financial Officer
Michael W. Zellner	255,000	—		$7.07	4/3/2017	5,555	$28,442
Former Vice President,	90,000	—		$4.79	3/4/2018	11,666	$59,730
Finance and Chief	93,750	6,250	(2)	$4.98	3/3/2019	23,333	$119,465
Financial Officer	70,000	35,000	(3)	$9.06	4/6/2020
	43,750	61,250	(4)	$7.22	4/5/2021
Colin C. Harris	100,000	—		$20.13	12/29/2013	9,722	$49,777
Vice President, Chief	50,000	—		$9.00	10/20/2014	19,444	$99,553
Operating Officer and	62,500	—		$7.87	4/18/2015	40,000	$204,800
General Manager,	62,500	—		$10.14	7/18/2015	67,500	$345,600
Communications	62,500	—		$7.83	10/18/2015
Business Unit	62,500	—		$9.29	1/18/2016
	50,000	—		$10.97	3/7/2016
	50,000	—		$9.07	6/7/2016
	50,000	—		$6.37	9/7/2016
	50,000	—		$7.54	12/7/2016
	90,000	—		$6.35	3/6/2017
	80,000	—		$4.79	3/4/2018
	164,062	10,938	(2)	$4.98	3/3/2019
	116,666	58,334	(3)	$9.06	4/6/2020
	75,000	105,000	(4)	$7.22	4/5/2021
	—	67,500	(5)	$5.71	8/7/2022

	Option Awards(1)					Stock Awards(7)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Travis Karr	18,000	—		$20.13	12/29/2013	5,000	$25,600
Vice President, General	12,500	—		$10.97	3/7/2016	11,666	$59,730
Manager, Enterprise	12,500	—		$9.07	6/7/2016	26,667	$136,535
Storage Division	2,084	—		$6.37	9/7/2016	183,515	$939,597
	2,084	—		$7.54	12/7/2016	45,000	$230,400
	12,188	—		$4.79	3/4/2018
	10,000	—		$5.94	10/7/2018
	41,250	5,625	(2)	$4.98	3/3/2019
	70,000	35,000	(3)	$9.06	4/6/2020
	50,000	70,000	(4)	$7.22	4/5/2021
	—	45,000	(5)	$5.71	8/7/2022
Robert M. Liszt	225,000	—		$10.56	3/9/2016	6,666	$34,130
Vice President,	40,000	—		$6.35	3/6/2017	13,333	$68,265
Worldwide Sales	92,500	7,500	(2)	$4.98	3/3/2019	23,333	$119,465
	80,000	40,000	(3)	$9.06	4/6/2020	40,000	$204,800
	43,750	61,250	(4)	$7.22	4/5/2021
	—	40,000	(5)	$5.71	8/7/2022

(1)	None of PMC’s named executive officers have any unearned stock option grants.
(2)

Stock options vest at the rate of twenty-five percent (25%) of the total number of shares subject to the option at the end of March 3, 2010 and 1/48th of the total number of shares vest monthly thereafter.

(3)

Stock options vest at the rate of twenty-five percent (25%) of the total number of shares subject to the option at the end of April 6, 2011 and 1/48th of the total number of shares vest monthly thereafter.

(4)

Stock options vest at the rate of twenty-five percent (25%) of the total number of shares subject to the option at the end of April 5, 2012 and 1/48th of the total number of shares vest monthly thereafter.

(5)

Stock options vest at the rate of twenty-five percent (25%) of the total number of shares subject to the option at the end of August 7, 2013 and 1/48th of the total number of shares vest monthly thereafter.

(6)

Stock options vest at the rate of twenty-five percent (25%) of the total number of shares subject to the option at the end of December 4, 2013 and 1/48th of the total number of shares vest monthly thereafter.

(7)

Stock awards in the form of Restricted Stock Units: fifty percent (50%) of the shares shall vest on the second anniversary of the grant date; twenty-five percent (25%) of the shares shall vest upon each of the third and fourth anniversaries of the grant date. Restricted Stock Units granted after May 25, 2012 vest as follows: twenty-five percent (25%) of the shares shall vest each year over the next four (4) years upon the anniversary of the 25th day of the Award Month.

(8)	Based on the closing price of PMC’s common stock on the NASDAQ Global Select Market as of December 29, 2012 ($5.12).
(9)

Represents Performance RSUs that would be earned based on [threshold / target / maximum] achievement of performance goals. The actual number of Performance RSUs earned by Mr. Lang in fiscal year 2012 was 40,460, as discussed in the section “Equity Awards.” Any earned Performance RSUs vest as to 50% on May 25, 2013, as to 25% on May 25, 2014 and as to 25% on May 25, 2015.

OPTION EXERCISES AND STOCK VESTED TABLE

For Fiscal Year Ended December 29, 2012

The following table sets forth for the fiscal year ended December 29, 2012, certain information regarding options exercised by and stock awards vesting with respect to the named executive officers.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)($)
Gregory S. Lang President, Chief Executive Officer			105,500	$685,845
Steven J. Geiser Vice President, Finance and Chief Financial Officer			—	$—
Michael W. Zellner Former Vice President, Finance and Chief Financial Officer			22,222	$143,921
Colin C. Harris Vice President, Chief Operating Officer and General Manager, Communications Business Unit			35,833	$231,984
Travis Karr.. Vice President, General Manager, Enterprise Storage Division			46,717	$283,669
Robert M. Liszt Vice President, Worldwide Sales	70,000	$110,347	26,667	$172,802

(1)

The amount reported equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The amount reported equals the fair market value of the Company’s common stock on the vesting date, multiplied by the number of shares that vested on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Change of Control Arrangements

Apart from payment of the executive officer’s accrued and unpaid base salary and accrued and unused vacation pay, which are payable upon termination at any time for any reason whatsoever, each named executive officer’s compensation and benefits upon termination without “cause” or a “constructive termination” (as such terms are defined in the agreement applicable to each named executive officer) occurring 60 days prior to or two years following a “change of control,” (as defined in the agreement applicable to each named executive officer) are described below, and are subject to applicable withholdings:

For Mr. Lang (pursuant to the terms of his employment agreement and Performance RSU award agreement):

1.	A lump sum cash payment equal to two times his then current base salary;

2.

A lump sum cash payment equal to the total of all bonuses received by the Chief Executive Officer under STIP for the last periods totaling twelve months immediately preceding the Chief Executive Officer’s date of termination of employment;

3.	Reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance coverage;

4.

Full acceleration of vesting of all options and RSUs that are outstanding and unvested as of the date of the Chief Executive Officer’s “separation from service” (as such term is defined under Section 409A of the Code), including vesting in the target number of Performance RSUs to the extent the Committee has not determined the number of Earned RSUs as of such date; and

5.	Twelve months from the date of his separation from service to exercise all vested options or the remaining term of such options, whichever is shorter.

For Each of the Other Named Executive Officers (pursuant to the terms of each of their Change of Control Agreements):

1.	Cash payment equal to one times his then current base salary, payable in a series of 12 equal monthly installments;

2.	Cash payment equal to the sum of the most recent mid-year and year-end bonus amounts paid to the executive under STIP, payable in series of 12 equal monthly installments;

3.	Reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance coverage.

4.	Full acceleration of vesting of all option and RSUs that are outstanding and unvested as of the date of separation of service; and

5.	Twelve months from the date of separation of service to exercise all vested options or the remaining term of the option, whichever is shorter.

In the event that any of the foregoing payments and benefits would be deemed to be parachute payments with respect to any of the named executive officers, each of the Chief Executive Officer’s employment agreement and the named executive officer’s and other executive officer’s change of control agreements provide that payments and benefits will be reduced to maximize the executive’s net after tax benefit (after taking into account any excise taxes payable under Section 4999 of the Code.)

Mr. Lang and the other named executive officers’ receipt of compensation and benefits under the employment agreement or change of control agreements (as applicable) is conditioned, in all cases, upon receipt of a release of claims and adherence to certain restrictive covenants.

For each of the Chief Executive Officer and named executive officers, actions constituting “cause,” include, for instance, gross dereliction of duties that persist after at least two notices thirty days apart, willful and gross misconduct that injures PMC, willful and material violation of laws applicable to PMC, embezzlement or theft, and a commission of a felony.

A “change of control,” may occur upon any of the following events:

(a)	any person or group other than PMC or its subsidiary becoming a beneficial owner of PMC securities representing 50% or more of the combined voting power of PMC’s then outstanding securities;

(b)

a sale or merger of the Company which results in the holders of PMC securities representing all voting power for the election of directors before the transaction holding less than a majority of the total voting power for the election of directors of the acquiring or surviving entity;

(c)	the issuance of securities which would give a person or group beneficial ownership of PMC securities representing 50% or more of the all of the voting power for the election of directors; or

(d)	a change in the Board over a 24-month period such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

A “constructive termination” generally means the executive officer’s resignation following the occurrence of any of the following events without executive’s approval: a material reduction in executive’s base salary or target bonus (other than a reduction that is implemented across-the-board to all employees at executive’s level, with respect to the named executive officers except Mr. Lang); a material reduction in authority or responsibilities, or the requirement that the executive officer relocate more than 50 miles.

A “separation from service” means the cessation of the executive officers’ status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services the individual is to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent of the average level of services such executive officer rendered as an employee during the immediately preceding thirty-six months, or as otherwise determined by the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of fiscal 2012. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2012 (December 28, 2012), and the price per share of our common stock is the closing price on the NASDAQ Global Select market as of that date ($5.12). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is incorrect.

Name	Type of Benefit	Constructive Termination or Involuntary Termination Other Than For Cause Within 60 Days Before or 24 Months After a Change of Control ($)
Gregory S. Lang President, Chief Executive Officer	Base Salary Payment	1,320,000
	Bonus (STIP) Payment	318,336
	Health and Dental Insurance Payment	12,546
	Vesting Acceleration(1)	1,487,202

	Total Termination Benefits:	3,138,084

Steven J. Geiser Vice President, Finance and Chief Financial Officer	Base Salary Payment	335,000
	Bonus (STIP) Payment	10,114
	Health Insurance Payment	20,292
	Vesting Acceleration(2)	657,065

	Total Termination Benefits:	1,022,471

Colin C. Harris Vice President, Chief Operating Officer and General Manager, Communications Business Unit	Base Salary Payment	373,878
	Bonus (STIP) Payment	126,628
	Health Insurance Payment	1,445
	Vesting Acceleration(2)	701,261

	Total Termination Benefits:	1,203,212

Travis Karr Vice President, General Manager, Enterprise Storage Division	Base Salary Payment	309,736
	Bonus (STIP) Payment	99,440
	Health Insurance Payment	1,596
	Vesting Acceleration(2)	1,392,649

	Total Termination Benefits:	1,803,422

Robert M. Liszt Vice President, Worldwide Sales	Base Salary Payment	314,949
	Bonus (STIP) Payment	75,240
	Health Insurance Payment	28,093
	Vesting Acceleration(2)	232,082

	Total Termination Benefits:	650,364

(1)	Reflects accelerated vesting in full of all equity awards that are unvested as of the date of separation from service and assumes vesting in the target number of Performance RSUs (70,000).
(2)	Reflects accelerated vesting in full of all equity awards that are unvested as of the date of separation from service.

Severance Upon a Termination of Employment—Not in Connection with Change of Control

Chief Executive Officer

If Mr. Lang’s employment is terminated without cause or he resigns as a result of a constructive termination of employment not connected with a change of control of PMC, he is eligible to receive the following payments and benefits:

1.	A cash payment equal to the aggregate of:

a.	one times his then current base salary;

b.	the total of all bonuses received by him under STIP for the last periods totaling 12 months immediately preceding his actual or constructive termination of employment; and

c.	reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance coverage.

2.

Acceleration in vesting by 18 months of options and RSUs that are outstanding and unvested as of the date of his separation from service, including vesting in the target number of Performance RSUs to the extent that the Committee has not determined the number of Earned RSUs as of such date.

3.	Twelve months from the date of his separation from service to exercise all vested options or the remaining term of such options, whichever is shorter.

The cash payment is payable in a lump sum within a 90 day period following the date of Mr. Lang’s separation from service.

Chief Financial Officer

If during his first year of employment Mr. Geiser’s employment is terminated without cause or he resigns as a result of a constructive termination of employment (other than in connection with a change of control of PMC), he will be eligible to receive the following payments and benefits, subject to his execution of a general release of claims:

1.	A lump sum severance payment equal to his annual base salary, payable within 30 days of his termination date.

2.	Reimbursement of, or a lump sum payment for, the cost of 12 months of continued health insurance coverage.

The following table provides information concerning the estimated payments and benefits that would be provided to Messrs. Lang and Geiser assuming such a qualifying termination of employment (other than in connection with a change of control of PMC) took place on the last business day of fiscal 2012 (December 28, 2012), using the closing price per share of our common stock on the NASDAQ Global Select Market as of that date ($5.12). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumptions used to estimate potential payments and benefits are not correct.

Name	Type of Benefit	Constructive Termination or Involuntary Termination Other Than For Cause ($)
Gregory S. Lang President, Chief Executive Officer	Base Salary Payment	660,000
	Bonus (STIP) Payment	318,336
	Health and Dental Insurance Payment	12,546
	Acceleration Vesting(1)	1,007,970

	Total Termination Benefits:	1,998,852

Steven J. Geiser Vice President, Finance and Chief Financial Officer	Base Salary Payment	335,000
	Health Insurance Coverage	20,292

	Total Termination Benefits:	355,292

(1)

Reflects accelerated vesting by eighteen months of all equity awards that are unvested as of the date of the separation from service and assumes vesting in the target number of Performance RSUs (70,000).

Zellner Separation Agreement

On August 7, 2012, we entered into a separation and general release agreement with Mr. Zellner, our former Vice President of Finance and Chief Financial Officer, which was amended on November 5, 2012 (as amended, the “Separation Agreement”). The Separation Agreement provides that Mr. Zellner’s employment with the Company would terminate no later than December 31, 2012 (such actual termination date, the “Separation Date”) and that during the period between the date of the Separation Agreement and the Separation Date, Mr. Zellner would continue to provide services to the Company as Chief Financial Officer until his successor had been appointed and then to transition the role.

Under the Separation Agreement, 10 business days following the Separation Date, Mr. Zellner was eligible to receive a lump sum cash payment in the amount of $403,728.42, less applicable withholdings, which was equal to nine months of his current base salary and bonus payment for the period from January 1, 2013 to September 30, 2103 as well as bonus for the second half of 2012 with bonus payments calculated at the rate of payment of STIP approved for the first half of fiscal 2012. The Separation Agreement also provided that 23,055 shares of our common stock subject to Mr. Zellner’s outstanding RSU awards and 28,124 shares of our common stock subject to his outstanding stock options would vest, and, with respect to his outstanding stock options, he would have until June 29, 2013, (or such earlier expiration date of the stock option) to exercise the options. Mr. Zellner was also eligible to receive continued tax filing preparation support for his Canadian and U.S. income tax filings for the 2012 tax year to the extent such services were provided in previous years, as well as reimbursement of nine months of health insurance premiums for him and his dependents following the Separation Date. The foregoing payments and benefits were subject to Mr. Zellner’s execution of a general release of claims. The total value of these payments and benefits was $555,395.

Director Change of Control

In addition, our non-employee directors are eligible for a change of control benefit whereby, immediately prior to the effective date of a “change of control” of PMC (as described above), all options and RSUs held by our directors that are outstanding and unvested as of such date will become fully vested.

If a change of control of PMC were to have occurred on the last business day of fiscal 2012 (December 28, 2012), and assuming the price per share of our common stock is the closing price on the NASDAQ Global Select Market as of that date ($5.12), the estimated value from the full acceleration of outstanding equity awards as of that date would be $47,928 for each of our non-employee directors, excluding Mr. Klayko and Dr. Nottenburg. For Mr. Klayko and Dr. Nottenburg, the estimated value from the full acceleration of outstanding equity awards as of that date would be $93,804. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumptions used to estimate potential payments and benefits are not correct. The form of arrangement pertaining to the non-employee directors’ change of control benefit was filed on February 24, 2010 with the SEC as Exhibit 10.6 to PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

PMC’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve or ratify all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which PMC is a participant and in which any related party (including our directors, executive officers, certain of our stockholders and their immediate family members) has or will have a direct or indirect material interest.

On February 1, 2007, the Board approved PMC’s Related Party Transaction Policies and Procedures (the “Policy”), that outlines procedures for approving any material transaction in which PMC and a related party are participants, including any transaction with a related party in which the aggregate amount involved is expected to exceed $120,000.

The Policy provides that the Audit Committee shall review the material facts of the transaction and either approve or ratify, or disapprove, the transaction, subject to certain exceptions described below. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain transactions are deemed to be pre-approved by the Audit Committee under the terms of the Policy, including:

•	any arrangement relating to executive officer or director compensation (so long as it will be described in PMC’s proxy statement);

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution by PMC to a charitable organization or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the PMC’s common stock and all holders of common stock received the same benefit on a pro rata basis (e.g. dividends);

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids;

•

any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, the Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify, as applicable, any transaction with a related party in which the aggregate amount involved is expected to be less than $1,000,000.

All related party transactions shall be disclosed in PMC’s applicable filings with the SEC as required under SEC rules.

On January 10, 2013, PMC entered into an Agreement with Relational, a stockholder beneficially owning more than 5% of PMC’s common stock. Under the Agreement, PMC has agreed to appoint Kirt Karros or Ralph

Whitworth to PMC’s Board and the Compensation Committee of the Board if requested by Relational between August 1, 2013 and 30 days prior to the expiration of the notice period specified in the Company’s advance notice bylaw related to nominations of directors at the Company’s 2014 Annual Meeting of Stockholders. Should Mr. Karros or Mr. Whitworth join PMC’s Board, PMC agrees to re-nominate him at PMC’s 2014 Annual Meeting of Stockholders for a one-year term. PMC’s obligations to appoint and re-nominate Mr. Karros or Mr. Whitworth if requested by Relational are conditioned upon Relational continuing to hold at least 9 million shares of PMC common stock.

The Agreement terminates on July 1, 2014. However, if Mr. Karros or Mr. Whitworth is appointed to the Board, then the Agreement shall terminate on the later of (a) 30 days before the last day of the notice period specified in PMC’s advance notice bylaw related to director nominations for the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) or (b) the date that Mr. Karros or Mr. Whitworth is no longer serving on the Board. In addition, if Mr. Karros or Mr. Whitworth is appointed to the Board and the Board determines not to nominate the appointee for reelection at the 2015 Annual Meeting or at any subsequent annual meeting, PMC must notify the appointee and Relational of this determination not less than 30 days before the last day of the notice period specified in PMC’s advance notice bylaw related to director nominations for the applicable annual meeting.

The Agreement was filed with the SEC as Exhibit 99.1 to PMC’s Form 8-K, filed January 11, 2013

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, the following directors were members of PMC’s Compensation Committee: Michael R. Farese and Jonathan J. Judge (Chair) and Michael A. Klayko (appointed February 9, 2012). None of the Compensation Committee’s members has at any time been an officer or employee of PMC.

None of PMC’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on PMC’s Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires PMC’s executive officers and directors, and persons who own more than 10% of PMC’s common stock, to file reports regarding ownership of, and transactions in, PMC’s securities with the SEC and to provide PMC with copies of those filings. Based solely on its review of the copies of such forms received by PMC, or written representations from certain reporting persons, PMC believes that during fiscal year 2012, each of the reporting persons complied with all applicable Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed PMC’s audited consolidated financial statements and discussed them with management.

2.

The Audit Committee has discussed with Deloitte LLP, PMC’s independent auditors during the 2012 fiscal year, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.

The Audit Committee received the written disclosures and the letter from Deloitte LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte LLP its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board that PMC’s audited consolidated financial statements be included in PMC’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

THE AUDIT COMMITTEE

William H. Kurtz, Chair Richard E. Belluzzo Richard N. Nottenburg

GAAP TO NON-GAAP RECONCILIATION FOR

FINANCIAL MEASURES NOTED IN

EXECUTIVE COMPENSATION SECTION

Following is the GAAP to non-GAAP reconciliation for financial measures noted in the Fiscal 2012 Business Results of the Compensation Discussion and Analysis Section beginning at page 27 of this proxy statement (in millions, except per share amounts):

	For the year ended
	December 29, 2012 (As Restated *)	December 31, 2011 (As Restated *)
GAAP operating (loss) income	$(281.7)	$52.8
Stock-based compensation	26.3	27.1
Acquisition-related costs	3.8	12.9
Termination costs	3.9	—
Asset impairment	1.4	3.0
Lease exit cost	2.4	2.8
Amortization of purchased intangible assets	45.3	44.1
Impairment of goodwill and purchased intangible assets	276.1	—

Non-GAAP operating income	$77.5	$142.7

GAAP net income	$(336.2)	$80.2
Stock-based compensation	26.3	27.1
Acquisition-related costs	3.8	12.9
Termination costs	3.9	—
Asset impairment	1.4	3.0
Lease exit cost	2.4	2.8
Amortization of purchased intangible assets	45.3	44.1
Impairment of goodwill and purchased intangible assets	276.1	—
Revaluation of liability on contingent consideration	—	(29.4)
Foreign exchange loss (gain) on foreign tax liabilities	1.5	(0.6)
Accretion of debt discount related to senior convertible notes	3.3	3.5
Accretion of liability for contingent consideration	—	1.2
Interest expense related to short-term loan	—	0.3
Recovery of impairment on investment securities and other	—	(0.5)
Provision for (recovery of) income taxes	54.0	(2.6)

Non-GAAP net income	$81.8	$142.0

GAAP net (loss) income per share—diluted	$(1.55)	$0.34

Non-GAAP net income per share—diluted	$0.38	$0.60

* - See our 2012 Annual Report filed on Form 10-K, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview, and Item 8. Financial Statements and Supplementary Data, the Notes to the Consolidated Financial Statements, Note 19a. Error Corrections – Income Taxes.

The Company uses non-GAAP operating income and non-GAAP net income internally to evaluate its in-period operating performance before gains, losses and other charges that are considered by management to be outside the Company’s core operating results.

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the 2013 Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

By Order of the Board of Directors,

Jonathan J. Judge Chairman of the Board of Directors March 15, 2013

PMC-SIERRA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of PMC-Sierra, Inc. hereby appoints Gregory S. Lang and Alinka Flaminia, each or either of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on May 1, 2013, at 9:00 a.m., Pacific Time, at the Company’s Sunnyvale headquarters, 1380 Bordeaux Drive, Sunnyvale, California 94089 and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

The shares represented by this proxy will be voted as directed on the reverse side, but if no direction is made, the proxies named herein intend to vote the securities at their discretion FOR the election of the eight director nominees listed in Proposal 1; FOR Proposal 2 – ratification of the appointment of Deloitte LLP as our independent auditors for fiscal year 2013; FOR Proposal

3 – approval, in a non-binding vote, the executive compensation of our named executive officers as described in the proxy statement. This proxy, when properly executed, will be voted in the discretion of proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL SUCH PROXY CARDS IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE ALL OF YOUR SHARES OVER THE INTERNET OR BY TELEPHONE TO BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

SEE REVERSE SIDE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 1, 2013. The Proxy Statement and our 2012 Annual Report to Stockholders are available at: http://www.allianceproxy.com/pmc-sierra/2013

PMC’s Board of Directors recommends a vote FOR each of the listed nominees in proposal 1, and FOR proposals 2 and 3.

Please mark votes as in this example

FOR AGAINST ABSTAIN

(1) To elect directors to serve until the 2014 Annual Meeting of Stockholders of PMC-Sierra, Inc.

The nominees for the Board of Directors are FOR AGAINST ABSTAIN

01 Richard E. Belluzzo

02 James V. Diller, Sr.

03 Michael R. Farese

04 Jonathan J. Judge

05 Michael A. Klayko

06 William H. Kurtz

07 Gregory S. Lang

08 Richard N. Nottenburg

(2) To ratify the appointment of Deloitte LLP as PMC’s independent auditors.

(3) To approve, in a non-binding vote, the compensation of our named executive officers as described in the proxy statement.

I plan to attend the Annual Meeting

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Date:

Signature

Signature (if held jointly)

CONTROL NUMBER

t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet: Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone: Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.